EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

by and among

MILLER ELECTRIC COMPANY EMPLOYEE STOCK OWNERSHIP TRUST, AS ESTABLISHED AND MAINTAINED PURSUANT TO THE TERMS OF THE MILLER ELECTRIC COMPANY EMPLOYEE STOCK OWNERSHIP PLAN, ACTING THROUGH ITS TRUSTEE, STEPHEN C. JAMES, NOT IN HIS INDIVIDUAL CAPACITY BUT SOLELY IN HIS CAPACITY AS TRUSTEE OF THE SELLER ESOP TRUST;
SUSAN A. WALDEN FAMILY VOTING TRUST;
HENRY K. BROWN TRUST I C/U AGREEMENT DATED 9/24/2012;
DANIEL A. BROWN TRUST I C/U AGREEMENT DATED 9/24/2012;
MILLER ELECTRIC COMPANY;
SELLERS’ REPRESENTATIVE;
and
EMCOR GROUP, INC.

Dated as of January 13, 2025

i

SECTION 12.9 Specific Performance	75
SECTION 12.10 Interpretation	76
SECTION 12.11 Severability	76
SECTION 12.12 No Third Parties; No Reliance	76
SECTION 12.13 Incorporation of Schedules	76
SECTION 12.14 Action Taken as ESOP Trustee	76

EXHIBITS

Exhibit A    Preparation Procedures
Exhibit B    Form of Joinder Agreement

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement is made as of January 13, 2025, by and among Miller Electric Company Employee Stock Ownership Trust (the “Seller ESOP Trust”), as established and maintained pursuant to the terms of the Miller Electric Company Employee Stock Ownership Plan (“Seller ESOP Plan,” together with the Seller ESOP Trust, the “Seller ESOP”), acting through Stephen C. James, not in its individual or corporate capacity, but solely in its capacity as trustee of the Seller ESOP Trust (“Seller ESOP Trustee”) and Susan A. Walden Family Voting Trust (“Walden Trust”), the Henry K. Brown Trust I c/u agreement dated 9/24/2012 (the “H. Brown Trust”), the Daniel A. Brown Trust I c/u agreement dated 9/24/2012 (the “D. Brown Trust” together with the Walden Trust and the H. Brown Trust, the “Family Trust Seller”), Miller Electric Company, a Florida corporation (the “Company”), Henry K. Brown, solely in his capacity as the representative, agent and attorney-in-fact of Sellers (the “Sellers’ Representative”) and EMCOR Group, Inc., a Delaware corporation (“Buyer”). The Family Trust Seller and the Seller ESOP Trust collectively are referred to as the “Sellers”. Sellers, the Company, and/or Buyer are referred to sometimes individually as a “Party” and, collectively herein as the “Parties”.
RECITALS

WHEREAS, Sellers collectively own one hundred percent (100%) of the issued and outstanding capital stock of the Company, consisting of 1,836 common shares, ten and 00/100 dollars ($10.00) par value, of the Company (collectively, the “Shares”);
WHEREAS, the Shares constitute all of the outstanding Equity Interests of the Company;
WHEREAS, prior to the Closing, the Company shall cause the Captive Insurance Company to be sold to the Family Trust Seller at a sale price of $75,100;
WHEREAS, concurrently with the execution of this Agreement, the Company will enter into new employment agreements with the Specified Employees (collectively, the “Employment Agreements”);
WHEREAS, on or prior to the date hereof, the Seller ESOP Trustee has delivered to Buyer the Draft Fairness Opinion;
WHEREAS, concurrently with the execution of this Agreement, the Company will deliver to Buyer joinder agreements, substantially in the form attached hereto as Exhibit B, executed by Susan A. Walden, Henry K. Brown, and Daniel A. Brown (collectively, the “Joinder Agreements”); and
WHEREAS, Buyer desires to acquire, and Sellers desire to sell to Buyer, one hundred percent (100%) of the Shares upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, and in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein, the Parties agree as set forth below:
ARTICLE I.
DEFINITIONS
Section 1.1 Specific Definitions. As used in this Agreement, capitalized terms shall have the meanings set forth in this Agreement or as otherwise referenced below:
“Acquired Companies” shall mean, collectively, the Company and each of its Subsidiaries, which are listed on Schedule 5.3 of the Disclosure Schedule.
“Action” shall mean any action, claim, charge, audit, examination, suit, hearing, complaint, demand, injunction, litigation, judgment, arbitration, mediation, order, decree, ruling, governmental investigation or proceeding.
“Adjustment Escrow Account” shall have the meaning set forth in Section 2.2(a)(i).
“Adjustment Escrow Amount” shall mean $5,000,000.
“Adjustment Escrow Funds” shall mean the funds in the Adjustment Escrow Account from time to time, including the Adjustment Escrow Amount after taking into account any funds deposited or removed from the Adjustment Escrow Account pursuant to the provisions contained in this Agreement and the Escrow Agreement.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.
“Agreement” shall mean this Stock Purchase Agreement, together with the exhibits, annexes and schedules hereto, including the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.
“Allocation Schedule” shall have the meaning set forth in Section 2.1(c).
“Allocations” shall have the meaning set forth in Section 8.6.
“Business” shall mean the business of the Acquired Companies as conducted on the date hereof or in active planning on the date hereof to be conducted, including, solely with respect to Section 7.5, any business in which the Acquired Companies are engaged from time to time during the Restricted Period.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in Jacksonville, Florida are authorized or obligated by Law or executive order to close.
“Buyer Claim” shall have the meaning set forth in Section 11.2(c).
“Buyer Claim Notice” shall have the meaning set forth in Section 11.2(d).
“Buyer Group” shall have the meaning set forth in Section 7.5(b).
“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2(a).
“Buyer Indemnifying Parties” shall have the meaning set forth in Section 11.3(a).
“Buyer Plans” shall have the meaning set forth in Section 7.13.
“Captive Insurance Company” shall mean, collectively, Affinity Insurance, LTD and Olympus Insurance Group.
“Cash” shall mean, without duplication, the aggregate amount of immediately available funds constituting cash and liquid cash equivalents of the Company, in each case, determined in accordance with GAAP. For the avoidance of doubt, “Cash” shall (i) include third party checks, deposits or wire transfers received but not yet deposited, (ii) be reduced by the amount of any unpaid or uncleared checks, drafts or wire transfers issued against the accounts of the Company prior to the time of determination, (iii) exclude certificates of deposit, and (iv) exclude any cash or cash equivalents not freely distributable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as “restricted cash”.
“Closing” shall have the meaning set forth in Section 2.4(a).
“Closing Cash” shall mean the aggregate amount of Cash as of the Effective Time decreased on a dollar-for-dollar basis for any Cash used by the Company on the Closing Date but after the Effective Time to pay any Taxes or Company Transaction Expenses.
“Closing Date” shall have the meaning set forth in Section 2.4(a).
“Closing Date Seller Taxes” shall have the meaning set forth in clause (iii) in the definition of “Seller Taxes”.
“Closing Equity Payment” shall mean the aggregate amount equal to the Preliminary Purchase Price, minus the Adjustment Escrow Amount, minus the Indemnity Escrow Amount, minus the Closing Indebtedness, minus the Company Transaction Expenses (other than any Company Transaction Expenses paid prior to Closing), minus the Sellers’ Representative Expense Amount, plus the Closing Cash, plus the Closing Working Capital, minus the Target Closing Working Capital.

“Closing Equity Payment Increase” shall have the meaning set forth in Section 2.3(e).
“Closing Equity Payment Shortfall” shall have the meaning set forth in Section 2.3(e).
“Closing Indebtedness” shall mean the amount of aggregate Indebtedness of the Acquired Companies as of the Effective Time; provided, however, that (i) the amount in respect of Taxes shall include any Closing Date Seller Taxes and (ii) “Closing Indebtedness” shall exclude “Capital Leases.”
“Closing Working Capital” shall mean the Working Capital of the Company calculated effective as of the Effective Time in accordance with the Preparation Procedures.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” shall have the meaning set forth in Section 7.2(n).
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment (including offer letters), consulting or independent contractor, retention, change-in-control, fringe benefit, bonus, incentive, commission, deferred compensation, vacation, health, medical, welfare, retirement, pension, profit-sharing, and employee loan plan, and each other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, sponsored maintained, or contributed to by an Acquired Company or under which an Acquired Company has any liability (contingent or otherwise), in each case, other than a Multiemployer Plan.
“Company Intellectual Property” shall have the meaning set forth in Section 5.10.
“Company Transaction Expenses” shall mean, without duplication, all costs, fees and expenses incurred or owed to a third party by Sellers, the Sellers’ Representative or the Acquired Companies in connection with the transactions contemplated hereby, including (i) all fees, costs and expenses incurred in connection with the negotiation, preparation, review and consummation of this Agreement (including any investment banking fees, fees of accountants, attorneys and other advisors), (ii) all transaction-related bonuses, retention bonuses, severance, termination payments or other similar payments payable to employees of the Acquired Companies in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (including any amounts payable to any current or former employees under the Phantom Equity Plan), including the employer portion of any payroll or employment Taxes relating to such payments, (iii) fifty percent (50%) of the fees and expenses of the Escrow Agent pursuant to the Escrow Agreement and (iv) the employer portion of any payroll, employment or similar Taxes relating to any payments as a result of the transactions contemplated by this Agreement (whether arising prior to, on or after the Closing), including in respect of the other payments contemplated by clause (ii); provided, that in no event will Company Transaction Expenses include any fees, expenses or other Liabilities to the extent incurred after Closing by, or at the express direction of Buyer, and, in each case, inconsistent with this Agreement. For the avoidance of doubt, the employer portion of any payroll or employment Taxes included pursuant to the definition hereof shall be calculated based on the Purchase Price prior to adjusting it on account of such Taxes otherwise includable in the applicable Company Transaction Expenses.
“Confidential Information” shall mean all confidential matters relating to the (i) Acquired Companies (including the Business) or (ii) Buyer and its Affiliates related to the Acquired Companies, and solely to the extent received or was made available to Sellers prior to the Closing, including “know how”, trade secrets, customer lists, supplier lists, Intellectual Property, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, Software, source codes, object codes, systems documentation and research projects. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) was in the receiving party’s possession or knowledge at the time of disclosure and that was not acquired from the disclosing party, (ii) was disclosed to the recipient by a third party not known by the recipient (following reasonable inquiry) to have an obligation of confidence of the information to the disclosing party, (iii) is independently developed by the recipient without reference to such information or materials or (iv) is or becomes generally available to the public other than as a result of an unauthorized disclosure by or at the direction of Sellers or any of their respective Representatives in violation of Section 7.4(a).
“Confidentiality Agreement” shall have the meaning set forth in Section 7.6(a).
“Contract” shall mean, with respect to any Person, any agreement, contract, arrangement, bond, note, indenture, deed, mortgage, lease, license or sublicense, franchise or other instrument, commitment, promise, undertaking, obligation, or understanding, including all amendments and other modifications thereto, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Covered Employees” shall have the meaning set forth in Section 7.5(b).
“Covered Business Partner” shall have the meaning set forth in Section 7.5(c).
“Current Assets” shall mean those current assets (including accounts receivable (net of allowances for doubtful accounts), prepaid expenses and deposits on Contracts and leases) determined in accordance with the Preparation Procedures.
“Current Liabilities” shall mean those current liabilities (including the current portion of any note payable, accounts payable, accrued compensation and bonuses, and other accrued expenses relating to services performed prior to the Closing) determined in accordance with the Preparation Procedures.
“D. Brown Trust” shall have the meaning set forth in the Recitals.

“Deductible” shall have the meaning set forth in Section 11.2(b)(iii).
“Deductible Buyer Claims” shall have the meaning set forth in Section 11.2(b)(iii).
“Determination Letter” shall have the meaning set forth in Section 6.1(b).
“Disclosed Liabilities” shall have the meaning set forth in Section 5.6.
“Disclosure Schedule” shall mean the disclosure schedule of the Company accompanying this Agreement.
“Dispute” shall have the meaning set forth in Section 2.3(b).
“Dispute Notice” shall have the meaning set forth in Section 2.3(b).
“DOJ” shall have the meaning set forth in Section 7.1(b).
“Draft Fairness Opinion” shall mean a draft opinion prepared by the Seller ESOP Trustee Independent Financial Advisor as of the date hereof to the effect that: (a) the consideration to be received by the Seller ESOP Trust hereunder for the Shares is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of such Shares and (b) the terms of the transactions contemplated under the Transaction Documents, taken as a whole, are fair to the Seller ESOP from a financial point of view.
“Effective Time” shall mean 12:01 a.m. Eastern time on the Closing Date.
“Environmental Laws” shall mean all Laws or requirements under any Permit pertaining to pollution or the protection, preservation, conservation or regulation of the environment or the protection of public or employee health and safety (as it relates to exposure to Hazardous Materials).
“Employment Agreements” shall have the meaning set forth in the Recitals.
“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, value, capital, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 5.15(a).
“Escrow Agent” shall have the meaning set forth in Section 2.2(a)(i).
“Escrow Agreement” shall have the meaning set forth in Section 2.2(a)(i).

“ESOP Determination” shall mean the written certificate evidencing the determination by the Seller ESOP Trustee, that (i) the consummation of the transactions contemplated by the Agreement is in the best interests of the Seller ESOP Plan’s participants and beneficiaries, (ii) in connection with the transactions contemplated by this Agreement, the Seller ESOP Trustee reasonably believes it has exercised the care, skill, prudence, loyalty and diligence required under ERISA, (iii) the transactions contemplated hereby are consistent with ERISA and the Code, including the fiduciary duty rules under ERISA, (iv) the consideration to be received by the Seller ESOP Trust as a result of the consummation of the transactions contemplated by this Agreement is not less than “adequate consideration” as defined in Section 3(18) of ERISA, (v) the Seller ESOP Trust (or the Seller ESOP Trustee on behalf of the Seller ESOP Trust solely in his capacity as the Seller ESOP Trustee) will be the sole person to receive payments under the terms of the Transaction Documents that are owed or payable to the Seller ESOP Trust, and (vi) the Person indicated by the Seller ESOP Trustee to be the Seller ESOP Trustee Independent Financial Advisor meets the requirements of Section 401(a)(28)(C) of the Code and has been duly engaged in connection with the transactions contemplated under this Agreement.
“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.1(b)(ii).
“Estimated Closing Equity Payment” shall have the meaning set forth in Section 2.1(b)(ii).
“Estimated Closing Statement” shall have the meaning set forth in Section 2.1(b)(ii).
“Estimated Closing Working Capital” shall have the meaning set forth in Section 2.1(b)(ii).
“Estimated Initial Closing Calculation” shall have the meaning set forth in Section 2.1(b)(ii).
“Executory Period” has the meaning set forth in Section 7.1(a).
“Fairness Opinion” shall mean the opinion prepared by the Seller ESOP Independent Financial Advisor and issued as of the Closing Date, in a form substantially similar in all respects to the Draft Fairness Opinion and utilizing the same valuation methodologies as those applied in the Draft Fairness Opinion, to the effect that: (a) the consideration to be received by the Seller ESOP Trust hereunder for the Shares is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of such Shares and (b) the terms of the transactions contemplated under the Transaction Documents, taken as a whole, are fair to the Seller ESOP from a financial point of view.
“Family Trust Seller” shall have the meaning set forth in the Preamble.
“Final Closing Equity Payment” shall have the meaning set forth in Section 2.3(e).
“Final Closing Working Capital” shall have the meaning set forth in Section 2.3(d).

“Financial Statements” shall mean, collectively, (i) the Company’s audited balance sheets as of the fiscal years ended September 30, 2023, September 30, 2022, and September 30, 2021 and the notes thereto, and related audited statements of income and shareholder’s equity for the years then ended and (ii) the Company’s Interim Financial Statements.
“Flow of Funds Statement” shall have the meaning set forth in Section 2.1(b).
“FTC” shall have the meaning set forth in Section 7.1(b).
“Fundamental Representations” shall have the meaning set forth in Section 11.2(b)(iii).
“GAAP” shall mean generally accepted accounting principles consistently applied as in effect in the United States of America at the time of the preparation of the subject financial statements, or if otherwise used herein without reference to financial statements, as of the Effective Time.
“Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, mediator, arbitrator or arbitral body or self-regulatory organization, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.
“H. Brown Trust” shall have the meaning set forth in the Recitals.
“Hazardous Materials” shall mean all materials, substances or wastes that are defined, listed or regulated as toxic, hazardous, pollutants, contaminants or words of similar meaning or for which standards of conduct or liability may be imposed under Environmental Law, including petroleum and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, lead, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), and radioactive substances.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1974.
“Increased Tax Costs” shall mean the sum of (i) the excess of (x) the amount of shareholder level Tax that a Seller would actually pay with the 338(h)(10) Election in effect over (y) the amount of shareholder level Tax that such Seller would have paid if the 338(h)(10) Election had not been made (assuming the Company’s taxable year would have ended at the end of the Closing Date); plus (ii) an amount equal to the additional shareholder Tax such Seller will bear that is attributable to receipt of a payment equal to the excess computed in clause (i) and under this clause (ii) (i.e. on a grossed-up basis); provided, that such amount shall be calculated (a) [reserved], (b) net of any Tax benefits that may be realized by the Sellers resulting from the transaction described herein (including without limitation any loss that would be realized by such Seller upon the assumed liquidation of the Company described in clause (e) below), (c) by assuming that any PTE Election that the Company is eligible to make is or will be timely made if such PTE Election would reduce the amount of Increased Tax Costs, but, for the avoidance of doubt, without regard to such Seller’s indemnification obligations set forth in Section 8.4 in respect of such PTE Election, (d) without regard to the timing of the recognition of income as a result of the transactions contemplated pursuant to this Agreement and (e) by assuming for purposes of the amount included in clause (i)(y) above, the Company would have liquidated at the end of the day on the Closing Date pursuant to a plan of complete liquidation adopted prior to the transactions contemplated by this Agreement, plus (iii) all reasonable out-of-pocket costs, expenses and fees incurred by Sellers in determining the calculations required by Section 8.6. For purposes of the foregoing, for the avoidance of doubt, the term Seller shall not include the Seller ESOP.
“Indebtedness” of any Person shall mean (without duplication) all Liabilities (including the outstanding principal amount of any accrued interest or prepayment premiums or penalties or fees, costs and expenses and other payment obligations related thereto) arising under or consisting of (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current or funded, or secured or unsecured, including amounts outstanding under overdraft facilities, (ii) obligations of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) indebtedness for the deferred purchase price of property or services, (vi) obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases, (vii) performance bonds, banker’s acceptances or letters of credit (but only to the extent drawn), (viii) the amount of all unpaid Taxes, if any, for any Pre-Closing Tax Period, and in the case of a Straddle Period determined in accordance with Section 8.1, and including any entity level Taxes incurred in connection with the disposition of Captive Insurance Company and any Closing Date Seller Taxes; provided, however such Taxes shall not include Taxes solely attributable to the Section 338(h)(10) Election (other than by reason of the application of Section 1374 or Section 1375 of the Code or similar state, local or foreign Tax Law), (ix) interest, fees, prepayment premiums and other fees, costs and expenses and other payment obligations owed with respect to the indebtedness and obligations referred to in clause (i) through (vii) above and clause (x) and (xi) below, (x) interest rate swap, hedging or similar agreements, (xi) all obligations with respect to severance or other termination-related payments or benefits owed to any Person whose employment or other service relationship with the Acquired Companies terminates prior to the Closing, together with the employer portion of any Taxes arising therefrom, (xii) all obligations with respect to accrued but unpaid bonus and commission payments, together with the employer portion of any Taxes arising therefrom, and (xiii) indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, that Indebtedness with respect to the Acquired Companies shall not include: (a) accounts payable to trade creditors, accrued expenses arising in the Ordinary Course of Business of the Acquired Companies, and other Current Liabilities, (b) any amounts available under any debt instrument to the extent undrawn or uncalled, (c) obligations under operating leases, and (d) Company Transaction Expenses.

“Indemnity Escrow Account” shall have the meaning set forth in Section 2.2(a)(i).
“Indemnity Escrow Amount” shall mean $25,000,000.
“Indemnity Escrow Funds” shall mean the funds in the Indemnity Escrow Account from time to time, including the Indemnity Escrow Amount after taking into account any funds deposited or removed from the Indemnity Escrow Account pursuant to the provisions contained in this Agreement and the Escrow Agreement.
“Independent Accountant” shall mean the accounting firm of Grant Thornton, LLP; provided, that if such firm is unwilling or unable to serve as the Independent Accountant, then Buyer and the Sellers’ Representative shall mutually agree upon another nationally recognized accounting firm. If, within ten (10) days of the determination that a new Independent Accountant must be designated, Buyer and the Sellers’ Representative do not agree upon another firm to serve as Independent Accountant, the Sellers’ Representative and Buyer shall each select a nationally recognized accounting firm and promptly cause such two (2) accounting firms to mutually select a third independent nationally recognized accounting firm to act as the Independent Accountant. Buyer and the Sellers’ Representative shall promptly execute any reasonable engagement letter requested by the Independent Accountant and shall each cooperate fully with the Independent Accountant, so as to enable the Independent Accountant to make the determinations required hereunder as quickly and as accurately as practicable.
“Intellectual Property” shall mean all (i) inventions, technology, patents, reissuances, continuations, continuations- in-part, divisions and reexaminations, (ii) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including Software, databases, data and related documentation), (iv) mask works, (v) Confidential Information, (vi) all registrations, applications, renewals, and recordings in connection therewith, and (vii) all other proprietary or intellectual property rights.
“Interim Financial Statements” shall mean the Most Recent Balance Sheet and related unaudited statements of income and shareholder’s equity for the three (3) months ended December 31, 2024.
“IRS” shall have the meaning set forth in Section 5.15(a).
“Joinder Agreements” shall have the meaning set forth in the Recitals.
“Knowledge of the Company” shall mean the actual knowledge of Susan A. Walden, Henry K. Brown, Daniel A. Brown, Edward E. Witt, Jr. and Kyle Hensley, after reasonable inquiry of the senior managers of the Acquired Companies having responsibility for the subject matter of the inquiry.
“Knowledge of the Seller ESOP Trustee” shall mean the actual knowledge of the Seller ESOP Trustee or the knowledge that should reasonably have been known by the Seller ESOP Trustee through carrying out the duties to the Seller ESOP Trust in a diligent manner, or to the extent the circumstances relate to a period prior to the engagement of the current Seller ESOP Trustee, following reasonable inquiry of the prior trustee of the Seller ESOP Trust.

“Laws” shall mean any order, judgment or decree of any Governmental Authority, any federal, state, local or other statute, law, rule of common law, code, or governmental requirement of any kind, domestic or foreign, and the rules, regulations and standards promulgated thereunder.
“Leased Property” shall have the meaning set forth in Section 5.9.
“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Liens” shall mean any and all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, conditional sale or other title retention agreements and other impositions, other than (i) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and reflected in the Financial Statements in accordance with GAAP for such contested Taxes, (ii) with respect to any asset, encumbrances and title defects that do not materially interfere with the existing use of such asset and do not adversely affect the marketability thereof, including mechanics liens, materialmen liens and other inchoate liens, provided that the obligations in respect of which such liens were created are not delinquent, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, (iv) solely to the extent set forth on Schedule 1.1(a) of the Disclosure Schedule, liens securing Indebtedness reflected in the Financial Statements in accordance with GAAP, (v) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, and (vi) restrictions on transfer under federal and state securities Laws.
“Listed Intellectual Property” shall have the meaning set forth in Section 5.10.
“Losses” shall mean any claims, demands, suits, Taxes, proceedings, judgments, Actions or causes of Action, assessments, losses, liabilities, damages, costs and expenses (including interest, penalties, reasonable attorneys’ fees, expenses and costs of investigation) arising out of, based upon, connected with or related to this Agreement, and including amounts paid in settlement, in each case, whether or not involving a Third Party Claim; provided, however, that “Losses” will not include any consequential, punitive damages, or any other similar damages subject to a multiplier, except to the extent such damages are awarded to a third party.
“Material Adverse Effect” shall mean any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase is used in this Agreement, has a material adverse effect on or change in (or would reasonably be expected to have a material adverse effect on or change in): (i) the Business, operations, assets, prospects, liabilities, condition (financial or otherwise) or results of operations of the Company, or (ii) the ability of Sellers or the Acquired Companies to perform their respective obligations hereunder or to consummate the transactions contemplated hereby on a timely basis; provided, that none of the following events, facts, changes, developments, effects, conditions or circumstances will be taken into account in determining whether a Material Adverse Effect or Material Adverse Effect has occurred or could reasonably be expected to occur: (A) changes in the United States or world financial markets or general economic conditions, including any changes or effects in the United States or foreign economies, fiscal or monetary policy, sovereign indebtedness or securities, banking or financial markets in general or credit markets in general, including in interest rates or the availability of financing; (B) any natural or man-made disaster or acts of God, including hurricanes, inclement weather, floods, fire and tornadoes, or any epidemic, pandemic, quarantine, disease outbreak or public health crisis or public health event; (C) effects arising from war (whether or not declared), military actions or terrorism; or (D) changes in Laws or changes in GAAP occurring after the date of this Agreement; provided that, notwithstanding the foregoing, any event, occurrence, fact, condition, circumstance or change referred to in clauses (A), (B), (C) or (D) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, circumstance or change has a materially disproportionate adverse effect on the Acquired Companies, taken as a whole, compared to other participants in the industries in which they operate.
“Material Contract” shall have the meaning set forth in Section 5.12.
“Material Customer” shall have the meaning set forth in Section 5.26(a).
“Material Customer Contracts” shall have the meaning set forth in Section 5.26(a).
“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of December 31, 2024, and the notes thereto, if any.
“Multiemployer Plan” shall mean each “multiemployer plan” as defined in Section 3(37) of ERISA that is contributed to, or required to be contributed to, by an Acquired Company or under which an Acquired Company has any liability (whether current or contingent).
“Ordinary Course of Business” means an action taken or not taken by any Person in the ordinary course of the Person’s business consistent with past practice.
“Organizational Documents” shall mean with respect to any corporation, the articles or certificate of incorporation, as applicable, and the bylaws, code of regulations, shareholders agreement or similar document, as applicable, of such corporation; with respect to any limited liability company, the articles of organization and the limited liability company agreement or operating agreement, as applicable, of such limited liability company; and with respect to any general partnership or limited partnership, the certificate of partnership or certificate of limited partnership, as applicable, and the partnership agreement or limited partnership agreement, as applicable, of such general partnership or limited partnership.
“Party” or “Parties” shall have the meaning set forth in the Preamble.
“Payoff Debt” shall have the meaning set forth in Section 7.9.
“Payoff Letters” shall have the meaning set forth in Section 7.9.

“Per Claim Basket” shall have the meaning set forth in Section 11.2(b)(ii).
“Permits” shall mean all written permits, consents, franchises, licenses, privileges, immunities, exemptions, certificates, variances, and governmental authorizations, registrations and approvals required by any Material Customer contract.
“Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, a trust, a Governmental Authority or any other entity or organization of any kind.
“Phantom Equity Plan” means the Miller Electric Company Performance Share Plan and each other nonqualified deferred compensation plan maintained by the Company at any time during the six (6) years prior to the date hereof.
“PLR Process” shall mean the process related to indemnification described in clause (ii) on Schedule 8.10 of the Disclosure Schedule.
“Pre-Closing Tax Period” shall mean a taxable period (or a portion thereof) ending before the Closing Date.
“Post-Closing Adjustment Closing Calculation” shall have the meaning set forth in Section 2.3(a).
“Post-Closing Tax Period” shall mean a taxable period (or a portion thereof) beginning on or after the Closing Date.
“Preliminary Purchase Price” shall mean $865,000,000.
“Preparation Procedures” shall have the meaning set forth in Section 2.1(b)(ii).
“Private Letter Ruling” shall have the meaning set forth in Section 8.10.
“Private Letter Ruling Request” shall have the meaning set forth in Section 8.10.
“Pro Rata Share” shall be a fraction, the numerator of which is the number of Shares held by such Seller immediately prior to the Effective Time and (y) the denominator of which is the total number of the aggregate number of Shares outstanding immediately prior to the Effective Time.
“Prohibited Transaction” shall mean a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code except to the extent that a statutory or administrative exemption applies to such transaction.
“Proposed Final Closing Balance Sheet” shall have the meaning set forth in Section 2.3(a).
“Proposed Final Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Proposed Final Post-Closing Adjustment Calculation” shall have the meaning set forth in Section 2.3(a).
“PTE Election” shall mean any election under applicable state or local income Tax Law by or with respect to a Person, and pursuant to which the Person has or will incur, or otherwise was or will be liable for, any state or local income Tax Liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of such Person had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).“Purchase Price” shall have the meaning set forth in Section 2.3(g).
“Purchase Price Increase” shall have the meaning set forth in Section 2.3(d).
“Purchase Price Shortfall” shall have the meaning set forth in Section 2.3(d).
“Records” shall have the meaning set forth in Section 7.6(a).
“Released Claims” shall have the meaning set forth in Section 7.15.
“Representatives” with respect to any Person, shall mean such Person’s officers, directors, managers, partners, members, employees, representatives or agents.
“Restricted Parties” shall have the meaning set forth in Section 7.5(a).
“Restricted Period” shall mean with respect to (i) the Family Trust Seller, the period that is thirty-six (36) months from and after the Closing Date and (ii) Susan A. Walden, Henry K. Brown, and Daniel A. Brown, the period that is of the later of (x) thirty-six (36) months from and after the Closing Date and (y) twenty-four (24) months from the termination of the Restricted Party’s employment with the Company.
“Restricted Territory” shall have the meaning set forth in Section 7.5(a).
“Section 338(h)(10) Election” shall have the meaning set forth in Section 8.8.
“Seller Claim” shall have the meaning set forth in Section 11.3(b).
“Seller Claim Notice” shall have the meaning set forth in Section 11.3(c).
“Seller ESOP” shall have the meaning set forth in the Preamble.
“Seller ESOP Amendment” shall mean the amendment of the Seller’s ESOP Plan, as described in Section 6.1.
“Seller ESOP Plan” shall have the meaning set forth in the Preamble.
“Seller ESOP Termination Date” has the meaning set forth in Section 6.1(a).
“Seller ESOP Trust” shall have the meaning set forth in the Preamble.
“Seller ESOP Trustee” shall have the meaning set forth in the Preamble.

“Seller ESOP Independent Financial Advisor” shall mean Sheldrick, McGehee & Kohler, LLC.
“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3(a).
“Seller Indemnifying Parties” shall have the meaning set forth in Section 11.2(a).
“Seller Releasee” shall have the meaning set forth in Section 7.15.
“Seller Taxes” shall mean (i) any Taxes of the Acquired Companies for all Pre-Closing Tax Periods, including any Taxes incurred by the Company in any taxable period by reason of an election under Section 6226 of the Code in respect of an Acquired Company treated as a partnership for U.S. federal income tax purposes to the extent such Taxes relate to a Pre-Closing Tax Period and including any Taxes by reason of the disposition of Captive Insurance Company, but excluding any Specified Taxes, (ii) any Liability imposed on an Acquired Company by reason of such Acquired Company being a member of an affiliated, consolidated, combined or unitary group for any Pre-Closing Tax Period, including as a result of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor by Contract or otherwise; (iii) any Taxes imposed on or with respect to an Acquired Company by reason of the transactions contemplated by the Transaction Documents (including any withholding, employment and other Taxes arising therefrom, or any compensatory payments or events made or occurring in connection therewith) and any Taxes attributable to any action outside the Ordinary Course of Business taken by Sellers or the Acquired Companies on the Closing Date but prior to the Closing, and including any Taxes as a result of (a) paying off the Closing Indebtedness in accordance with the Payoff Letters, (b) Section 1374 and 1375 of the Code (or similar state, local or foreign Tax Law), including by reason of the Section 338(h)(10) Election, and (c) any applicable withholding Taxes; provided that, except to the extent provided in clause (b), the foregoing shall not include such Taxes imposed on the Company solely by reason of the Section 338(h)(10) Election (such Taxes described in this clause (iii), “Closing Date Seller Taxes”); (iv) any Taxes arising out of a breach of any representation or warranty set forth in Section 5.18, (v) any payment to be made on or after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contract (whether or not written) to which any Acquired Company was obligated or was a party prior to the Closing, and (vi) any Transfer Taxes that are apportioned to Sellers under Section 8.5; provided, that notwithstanding anything to the contrary, the terms “Seller Taxes” and “Closing Date Seller Taxes” shall not include any Taxes incurred by, or imposed on, any Acquired Company by reason of a PTE Election in connection with a Section 338(h)(10) Election in respect of the transactions contemplated by the Transaction Documents.
“Sellers’ Representative” shall have the meaning set forth in the Preamble.
“Sellers’ Representative Expense Amount” shall mean $250,000.
“Sellers’ Representative Expense Fund” shall have the meaning set forth in Section 2.2(a)(v).
“Small Business Categories” shall have the meaning set forth in Section 5.28.

“Software” shall mean any and all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.
“Special Claims” shall have the meaning set forth in Section 11.2(d).
“Specified Employees” shall mean each of Henry K. Brown, Kyle Hensley and Ed Witt, Jr.
“Specified Taxes” shall mean any Taxes described on Schedule 1.1(b) of the Disclosure Schedule.
“Stock Transfer Powers” shall have the meaning set forth in Section 2.4(b).
“Straddle Period” shall have the meaning set forth in Section 8.1.
“Subsidiary” shall mean, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.
“Survival Period” shall have the meaning set forth in Section 11.1.
“Target Closing Working Capital” shall mean $71,000,000.
“Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement for or relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” shall mean (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code) customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed or abandoned property obligation, escheat, or other tax or similar charge of any kind whatsoever imposed by any Taxing Authority (including any “imputed underpayment”), including any interest, penalty or addition thereto, in each case whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
“Taxing Authority” shall mean any Governmental Authority responsible for the administration or imposition of any Tax.
“Third Party Claim” shall mean any Action or Buyer Claim or Seller Claim, as applicable, arising from the assertion of a Person not party to this Agreement.
“Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreement, the Stock Transfer Powers, the Employment Agreements, and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement or any of the foregoing.
“Transfer Taxes” shall have the meaning set forth in Section 8.5.
“Union” shall mean any labor union, works council, trade union or other employee representative body.
“WIP Schedule” shall have the meaning set forth in Section 5.25.
“Working Capital” shall mean the Current Assets of the Company less the Current Liabilities of the Company, calculated in accordance with the Preparation Procedures. For the avoidance of doubt, in no event shall Working Capital include any items or amounts that are included in the calculation of Company Transaction Expenses, Indebtedness or Cash or Tax assets or liabilities (including, for the avoidance of doubt, any Seller Taxes or Closing Date Seller Taxes).
Section 1.2 Other Definitional Provisions.
(a)The words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c)The terms “dollars” and “$” shall mean United States dollars.
(d)Accounting terms not defined in Section 1.1 and accounting terms partly defined in ARTICLE I, to the extent not defined, shall have the respective meanings given to them under GAAP.
(e)The word “including” shall mean including without limitation.
(f)Whenever used herein, a pronoun shall include the opposite gender, the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so provide.

ARTICLE II.
PURCHASE AND SALE
Section 2.1 Purchase and Sale; Estimated Closing Statement.
(a)On and subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, and Buyer shall purchase from Sellers, the Shares for the consideration specified in Section 2.2.
(b)At least three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer:
(i)A statement (the “Flow of Funds Statement”) setting forth recipients and respective amounts and bank information for all funds to be paid pursuant to Section 2.2(a)(ii) through Section 2.2(a)(v). The Flow of Funds Statement shall also (A) specify the respective amounts payable pursuant to Section 2.2(a) and the relevant bank account information and, in the case of Section 2.2(a)(iii), include customary corresponding final invoices corresponding to amounts owed, if applicable and (B) include the Allocation Schedule contemplated in Section 2.1(c).
(ii)(1) an estimated consolidated balance sheet of the Company (the “Estimated Closing Balance Sheet”) as of the Effective Time, prepared in good faith, and (2) a written certificate, executed by the Chief Financial Officer of the Company in his or her capacity as such (the “Estimated Closing Statement”), setting forth the Company’s good faith estimate (the “Estimated Initial Closing Calculation”) of (i) the Closing Cash, (ii) the Company Transaction Expenses, (iii) the Closing Indebtedness, (iv) the Closing Working Capital (the “Estimated Closing Working Capital”) and (v) the Closing Equity Payment (the “Estimated Closing Equity Payment”). The Estimated Closing Statement shall be prepared, with respect to all items other than the Company Transaction Expenses, using the same accounting methods, policies, practices and procedures with consistent classification, judgments and estimations methodology as set forth on Exhibit A hereto; provided that any amounts in respect of Taxes shall be calculated after taking into account the transactions contemplated by the Transaction Documents and in accordance with applicable Laws (rather than GAAP or other accounting principles) (the “Preparation Procedures”).
(c)Sellers shall attach to the Flow of Funds Statement a definitive schedule (the “Allocation Schedule”) setting forth (i) the name of each Seller, (ii) the number, class and series of shares of Equity Interests, including Shares, owned by each such Seller, (iii) the Pro Rata Share fraction for such Seller and (iv) a calculation of (A) the aggregate amount payable to each Seller in respect of such Seller’s Shares pursuant to Section 2.2(a)(iv) and (B) the maximum aggregate amount payable from each of the Indemnity Escrow Fund and the Adjustment Escrow Fund to each Seller in respect of such Seller’s Shares.
(d)Sellers shall consider in good faith any comments Buyer has on the Flow of Funds Statement (including the Allocation Schedule) and the Estimated Closing Statement.
(e)Any payments required to be made by Buyer pursuant to this ARTICLE II, other than payments into the Adjustment Escrow Account and the Indemnity Escrow Account

pursuant to Section 2.2(a)(i), or any amounts in respect of Taxes, shall be made by wire transfer of immediately available funds unless otherwise provided herein or otherwise designated by the payee thereof.
Section 2.2 Purchase Price; Payments at Closing.
(a)Except as set forth in Section 2.5, at the Closing, Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds:
(i)to U.S. Bank National Association, which shall serve as escrow agent (the “Escrow Agent”), the Adjustment Escrow Amount and the Indemnity Escrow Amount to be held on behalf of Sellers and paid out by the Escrow Agent pursuant to the terms of an escrow agreement, by and among Buyer, the Sellers’ Representative, and the Escrow Agent (the “Escrow Agreement”). The Adjustment Escrow Amount shall be deposited in an account to be known as the “Adjustment Escrow Account”, the Indemnity Escrow Amount shall be deposited in an account to be known as the “Indemnity Escrow Account.” Pursuant to the Escrow Agreement, the Adjustment Escrow Funds and the Indemnity Escrow Funds shall be held in escrow and shall be distributed in accordance with the terms and conditions of the Escrow Agreement and the terms and conditions herein. The Adjustment Escrow Funds and the Indemnity Escrow Funds shall be distributed to Sellers in accordance with their applicable Pro Rata Share, or to Buyer at the times, and upon the terms and conditions, set forth in this Agreement and the Escrow Agreement;
(ii)on behalf of the Company, all Payoff Debt in accordance with the Payoff Letters, by wire transfer of immediately available funds pursuant to wire transfer instructions set forth in the Payoff Letters, and Sellers shall deliver to Buyer the Payoff Letters and other necessary Lien release documentation, each in a form reasonably satisfactory to Buyer; provided that, for the avoidance of doubt, the foregoing shall not apply to Taxes;
(iii)on behalf of the Company, all Company Transaction Expenses (other than any Company Transaction Expenses paid prior to the Closing) to such Persons and in such amounts as set forth on the Estimated Closing Statement, by wire transfer of immediately available funds pursuant to wire transfer instructions set forth on the Estimated Closing Statement; provided that, for the avoidance of doubt, the foregoing shall not apply to Taxes;
(iv)to Sellers, to the accounts of Sellers set forth on the Flow of Funds Statement and in accordance with the Allocation Schedule, in respect of each Share outstanding immediately prior to the Effective Time held by Sellers, each Seller’s Pro Rata Share of the Estimated Closing Equity Payment; and
(v)to the bank designated by the Sellers’ Representative for such purpose, the Sellers’ Representative Expense Amount (such amount, less any disbursements therefrom, the “Sellers’ Representative Expense Fund”), to be held for the purpose of funding any expenses of the Sellers’ Representative arising in connection with the administration of the Sellers’ Representative’s duties in this Agreement and any related agreements after the Effective Time.

Section 2.3 Adjustment to Purchase Price.
(a)No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative (1) an estimated consolidated balance sheet of the Company prepared in good faith (the “Proposed Final Closing Balance Sheet”) as of the Effective Time, provided that any amounts in respect of Taxes shall be calculated after taking into account the transactions contemplated by the Transaction Documents and in accordance with applicable Laws, and (2) a written certificate (the “Proposed Final Closing Statement”) setting forth the Buyer’s good faith estimate of (i) the Closing Cash, (ii) the Company Transaction Expenses, (iii) the Closing Indebtedness, (iv) the Closing Working Capital and (v) the Closing Equity Payment (the “Proposed Final Post-Closing Adjustment Calculation”), in each case prepared in accordance with the Preparation Procedures.
(b)The Sellers’ Representative shall have thirty (30) days after receipt of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement to review and to notify Buyer in writing in reasonable detail (a “Dispute Notice”) if the Sellers’ Representative disagrees with the Proposed Final Post-Closing Adjustment Calculation (a “Dispute”). Buyer and the Sellers’ Representative will each make available to the other party such documents, books, records, work papers, facilities, personnel and other information as the other Party may reasonably request to review to resolve the Dispute; provided, however, that in no event shall the Buyer (or its Affiliates) be required to give access to or provide any Tax Return or other information in respect of any Person other than the Acquired Companies in respect of Pre-Closing Tax Periods.
(c)If the Sellers’ Representative does not deliver a Dispute Notice to Buyer within such thirty (30)-day period, the Sellers’ Representative shall be deemed to have no Dispute with respect to the Proposed Final Closing Balance Sheet and/or the Proposed Final Post-Closing Adjustment Calculation, which shall be considered finally determined. In the event that there shall be a Dispute with respect to the Proposed Final Closing Balance Sheet and/or the Post-Closing Adjustment Closing Calculation that is not resolved within twenty (20) days after receipt by Buyer of a Dispute Notice, then Buyer and the Sellers’ Representative shall submit the Dispute to the Independent Accountant to determine all unresolved Dispute issues between the Sellers’ Representative and Buyer with respect to the Proposed Final Closing Balance Sheet, and/or the Post-Closing Adjustment Closing Calculation. The Independent Accountant will limit its review only to the specific items in Dispute identified in the Dispute Notice unless necessary by reason of the Independent Accountant’s resolution of the differences between the Parties; provided, however, that no categories of assets or liabilities will be removed from those reflected on Schedule 2.1(b)(ii) of the Disclosure Schedule, and no new categories of assets or liabilities will be added to those reflected on Schedule 2.1(b)(ii) of the Disclosure Schedule unless mutually agreed to in writing by Buyer and the Sellers’ Representative. The Independent Accountant will certify in writing the Independent Accountant’s resolution thereof to Buyer and the Sellers’ Representative. All conferences, communications, or meetings with the Independent Accountant shall require the participation of each of Buyer and the Sellers’ Representative. Subject to the provisions of this Agreement, Buyer and the Sellers’ Representative will each make available to the other party and the Independent Accountant such documents, books, records, work papers, facilities, personnel and other information the Independent Accountant may reasonably request to review the Proposed Final Closing Balance Sheet and the Post-Closing Adjustment Closing Calculation and to resolve the Dispute. The determination of such issues by the Independent Accountant shall be final and binding on the Parties. The fees, costs and expenses of the Independent Accountant shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer; provided, however, that all costs to be paid by Sellers’ Representative on behalf of Sellers shall be paid from the Adjustment Escrow Fund or the Sellers’ Representative Expense Fund or, if the Adjustment Escrow Fund has been exhausted following satisfaction of a Purchase Price Shortfall, then from the Indemnity Escrow Account. For the avoidance of doubt, the Independent Accountant will act as an expert and not an arbitrator.
(d)
(i)If the actual Closing Working Capital as finally determined in accordance with Section 2.3(a) and Section 2.3(b) (the “Final Closing Working Capital”) exceeds the Estimated Closing Working Capital, the Purchase Price shall be increased by an amount equal to the amount by which the Final Closing Working Capital exceeds the Estimated Closing Working Capital (a “Purchase Price Increase”).
(ii)If the Final Closing Working Capital is less than the Estimated Closing Working Capital, the Purchase Price shall be reduced by an amount equal to the amount by which the Estimated Closing Working Capital exceeds the Final Closing Working Capital (a “Purchase Price Shortfall”).
(iii)If Sellers are entitled to a Purchase Price Increase pursuant to this Section 2.3(d), Buyer shall pay the amount of the Purchase Price Increase to Sellers in their respective Pro Rata Shares of such Purchase Price Increase by wire transfer of immediately available funds to Sellers, in each case, within fifteen (15) days after the final determination of the Final Closing Working Capital in accordance with Section 2.3(c).
(iv)In the case of a Purchase Price Increase pursuant to this Section 2.3(d), the Sellers’ Representative and Buyer shall deliver within such ten (10) day period a joint written instruction to the Escrow Agent directing the Escrow Agent to release the Adjustment Escrow Funds then remaining in the Adjustment Escrow Fund to Sellers in their respective Pro Rata Shares of the Adjustment Escrow Funds.
(v)In the case of a Purchase Price Shortfall pursuant to this Section 2.3(d), the Sellers’ Representative and Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and pay (1) to Buyer by wire transfer of immediately available funds to the bank account designated in such joint written instruction, a portion of the Adjustment Escrow Funds equal to the Purchase Price Shortfall and (2) to Sellers in their respective Pro Rata Shares, an amount equal to the balance of the Adjustment Escrow Funds in excess, if any, over the amount of the Purchase Price Shortfall by wire transfer of immediately available funds to the bank accounts designated in such joint written instruction; provided, that, in the event the amount of the Purchase Price Shortfall exceeds the Adjustment Escrow Fund, then such joint written instruction shall also instruct the Escrow Agent to concurrently release and pay to Buyer a portion of the Indemnity Escrow Fund equal to such excess.
(e)In addition, the Parties further agree that, after taking into account any Purchase Price Increase or Purchase Price Shortfall, (A) if the actual Closing Equity Payment as finally determined in accordance with Section 2.3(a) and Section 2.3(c) based on the actual amounts of the Closing Indebtedness, Company Transaction Expenses and Closing Cash (the “Final Closing Equity Payment”) exceeds the Estimated Closing Equity Payment, then Buyer shall pay to Sellers an amount equal to their respective Pro Rata Shares of such excess (such excess, the “Closing Equity Payment Increase”), and (B) if the Estimated Closing Equity Payment exceeds the Final Closing Equity Payment (such excess, the “Closing Equity Payment Shortfall”), then the Sellers’ Representative and Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and pay (1) to Buyer by wire transfer of immediately available funds to the bank account designated in such joint written instruction, a portion of the Adjustment Escrow Funds equal to the Closing Equity Payment Shortfall and (2) to Sellers in their respective Pro Rata Shares, an amount equal to the balance of the Adjustment Escrow Funds in excess, if any, over the amount of the Closing Equity Payment Shortfall by wire transfer of immediately available funds to the bank accounts designated in such joint written instruction; provided, however, that, in the event the amount of the Closing Equity Payment Shortfall (alone, or together with any Purchase Price Shortfall, if any) exceeds the Adjustment Escrow Fund, then such joint written instruction shall also instruct the Escrow Agent to concurrently release and pay to Buyer a portion of the Indemnity Escrow Fund equal to such excess.
(f)Any adjustment pursuant to Section 2.3(e) shall be payable to Buyer or Sellers, as applicable, at the same time and in the same manner as a Closing Equity Payment Increase or a Closing Equity Payment Shortfall in Section 2.3(e), except as otherwise agreed.
(g)The Preliminary Purchase Price, as adjusted by any Purchase Price Increase, Purchase Price Shortfall, Closing Equity Payment Increase, and Closing Equity Payment Shortfall, and as adjusted on account of the Increased Tax Costs, shall be referred to as the “Purchase Price.”
Section 2.4 Closing.
(a)The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by e-mail exchange of documents on the third (3rd) Business Day following satisfaction (or, to the extent permitted, waiver) of all conditions set forth in ARTICLE IX (other than those that by their nature are to be satisfied at the Closing, but subject to satisfaction of all such conditions), or such other date as shall be agreed upon by Buyer and Seller (the “Closing Date”).
(b)At the Closing, in addition to the deliveries required to be made at or prior to the Closing pursuant to ARTICLE IX hereof, on the terms and subject to the conditions set forth in this Agreement, (i) each Seller shall sell, assign and transfer to Buyer all of such Seller’s right, title and interest in and to the Shares held by such Seller, free and clear of all Liens, with all transfer taxes in connection with the transfer of such Shares (if any) duly paid or provided for by such Seller and (ii) each Seller shall deliver to Buyer stock certificates representing all of such Seller’s Shares, with transfer powers in form acceptable to Buyer (the “Stock Transfer Powers”) and such other instruments of transfer in form and substance acceptable to Buyer, sufficient to sell, assign and transfer to Buyer all of such Seller’s right, title and interest in such Shares.
Section 2.5 Withholding. Notwithstanding anything herein to the contrary, the applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to the Transaction Documents any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld; provided that, other than with respect to (i) amounts subject to compensatory withholding and (ii) any withholding under Section 3406 of the Code, to the extent Buyer intends to withhold, Buyer will use commercially reasonable efforts to notify Sellers of any amount to be withheld and to allow Sellers the opportunity to provide any certificates, forms or reports as may be permitted by applicable Law to eliminate or reduce such withholding. To the extent that any such amounts are deducted or withheld, such amounts shall be treated for all purposes of the Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything herein to the contrary, any amounts payable hereunder that are subject to payroll reporting and withholding shall be payable only through the applicable employer entity’s payroll system in the payroll distribution after such amount has become due and payable hereunder.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS
Section 3.1 Authority.
(a)The Seller ESOP Trustee hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that the Seller ESOP Trustee: (i) is a fiduciary of the Seller ESOP as described in Section 3(21)(A) of ERISA, (ii) has properly discharged its fiduciary duties with respect to all material aspects of the establishment and operation of the Seller ESOP Plan, including (A) engaging an independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Code for purposes of valuing the Shares, and (B) voting the Shares when required by applicable Law, and (iii) is independent of all other parties to the transactions contemplated hereby.
(b)Each Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that such Seller (i) is vested with the full right, power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which such Seller is a party, and (ii) has the power and authority to consummate the transactions contemplated hereby and thereby, and to perform its obligations under this Agreement and each of the other Transaction Documents to which such Seller is a party, and the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of such Seller.
(c)Each Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that (i) this Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes a valid and binding obligation of the other Parties, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity), (ii) each of the other Transaction Documents to which such Seller is a party, when executed and delivered by such Seller, and, assuming that such Transaction Documents constitute valid and binding obligations of the other parties thereto, will constitute valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).
Section 3.2 Noncontravention. Each Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that (a) the execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any Laws applicable to such Seller, (ii) conflict with or violate any provision of the Organizational Documents of such Seller, (iii) contravene, conflict with, violate, result in a breach of the material terms, conditions or provisions of, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under the Seller ESOP Plan (in the case of the Seller ESOP), the Seller ESOP Trust (in the case of the Seller ESOP) or any other contract, trust or other document to which such Seller is a party or by which such Seller or any of its assets or properties is bound, including any loan agreement, or (iv) give rise to any penalty or any right of termination or modification of, or any other remedy under, or result in the creation of any Lien upon any Shares under, any agreement to which such Seller is a party or by which such Seller is bound, including the documents governing any trust or private foundation, and (b) no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person with respect to any Material Contract is necessary or required to be made or obtained by the Family Trust Seller in connection with the execution and delivery of this Agreement by such Family Trust Seller or the consummation by such Family Trust Seller of the transactions contemplated hereby.
Section 3.3 Title to Shares. Each Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that (a) such Seller is the sole record and beneficial owner of, and has good and marketable title to, the Shares of the Company shown on the Allocation Schedule, free and clear of any Lien and (b) such Seller is not a party to any option, warrant, purchase right or other contract or commitment that requires such Seller to sell, transfer or otherwise dispose of any capital stock or other Equity Interests of the Company, except for this Agreement.
Section 3.4 Litigation. Each Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that there is no Action pending or, to the knowledge of such Seller, threatened, against such Seller that would, individually or in the aggregate, delay or impede the ability of such Seller to perform its obligations under this Agreement or the other Transaction Documents to which such Seller is a party or to consummate the transactions contemplated hereby or thereby.
Section 3.5 Tax Residency. Each of the H. Brown Trust, the D. Brown Trust, the Walden Trust, Susan A. Walden, Henry K. Brown and Daniel A. Brown is and has since January 1, 2020 been a resident of the State of Florida for Tax purposes, and has not since January 1, 2020 been a resident of any other state for Tax purposes.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:
Section 4.1 Organization. Buyer is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.2 Authorization. Buyer has full right, power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. Buyer’s execution, delivery and performance of this Agreement and all agreements and instruments to which it is a party executed and delivered in connection herewith, including all Transaction Documents to which it is a party, and its consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes a valid and binding obligation of the other Parties, constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity). Each of the other Transaction Documents to which Buyer is a party, when executed and delivered by Buyer and, assuming that such Transaction Documents constitute valid and binding obligations of the other parties thereto, will constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).
Section 4.3 Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each agreement or instrument to which it is a party executed and delivered in connection herewith, including all Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any Laws applicable to Buyer, or (b) conflict with, violate, result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification or any other remedy under, any agreement to which Buyer is a party or by which Buyer is bound, including Buyer’s Organizational Documents. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is necessary or required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, or the consummation of the transactions contemplated hereby and thereby.
Section 4.4 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer that would, individually or in the aggregate, materially impede or prohibit Buyer from performing its obligations under this Agreement or the other Transaction

Documents to which Buyer is a party or to consummate the transactions contemplated hereby or thereby.
Section 4.5 Access and Investigation; No Other Representations and Warranties; Non-Reliance. Buyer has conducted, to its satisfaction, its own independent investigation of the assets, businesses, condition, Liabilities, operations and prospects (financial or otherwise) of the Acquired Companies. Buyer acknowledges that neither the Sellers nor any of their respective Affiliates or Representatives has made or is making any representations or warranties, express or implied, regarding the Allocation Schedule, the Disclosure Schedule, the Acquired Companies, any Seller, their respective assets, businesses, condition, Liabilities, operations and prospects (financial or otherwise) or the subject matter of this Agreement and the Transaction Documents, except as contained in ARTICLE III and ARTICLE V (in each case, as modified by the Disclosure Schedule, including any update by the Sellers during the Executory Period), the Transaction Documents and the certificates executed and delivered by the Sellers at Closing, all of which representations and warranties are only contractual in nature. In making its determination to proceed with the transactions contemplated by this Agreement and the Transaction Documents, Buyer has relied solely on the Allocation Schedule, the Disclosure Schedule and the representations and warranties contained in ARTICLE III and ARTICLE V (in each case, as modified by the Disclosure Schedule, including any update by the Sellers during the Executory Period), the Transaction Documents and the certificates executed and delivered by the Sellers at Closing and Buyer’s own independent investigation. No Representative of any Seller has any authority, express or implied, to make any agreements, covenants, representations or warranties not specifically contained in ARTICLE III and ARTICLE V (in each case, as modified by the Disclosure Schedule, including any update by the Sellers during the Executory Period), the Transaction Documents and the certificates executed and delivered by the Sellers at Closing. Anything in this Section 4.5 to the contrary notwithstanding, this Section 4.5 will not impair or limit the rights of any Buyer Indemnified Party arising out of any fraud by any Seller.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES
As a material inducement to Buyer to enter into and perform its obligations under this Agreement, as of the date hereof, the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 5.1 Organization, Capitalization of the Acquired Companies; Authority.
(a)Organization. Each Acquired Company is duly incorporated or organized, validly existing and in good standing or, to the extent such concept is not recognized, in full force and effect under the Laws of the state set forth opposite the name of such Acquired Company on Schedule 5.1(a) of the Disclosure Schedule. Each Acquired Company has full right, power and authority to conduct its Business as currently conducted, to own its properties and to lease those properties leased by it. Each Acquired Company is duly licensed and/or qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary under applicable Laws as a result of the conduct of its Business or the ownership or lease of its properties, except for such failures to be so qualified as would not, either individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies, when taken as a whole. Schedule 5.1(a) of the Disclosure Schedule lists (i) each jurisdiction in which the Acquired Companies are qualified or licensed to do business and (ii) the directors and officers of the Acquired Companies. The Company has provided Buyer with true and complete copies of the Acquired Companies’ Organizational Documents (if any), in each case, as amended to the date hereof. As of the date of delivery thereof, the Allocation Schedule is true and accurate in all respects.
(b)Capitalization. All Shares of the Company are beneficially owned and held of record by Sellers. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive or other similar rights. The Shares represent all of the outstanding capital stock of the Company. The total capital stock of the Company that is issued and outstanding is 1,836 Shares, all of which issued and outstanding capital stock is held by Sellers. Except for this Agreement or as set forth on Schedule 5.1(b) of the Disclosure Schedule, there are no existing options, warrants, calls or other agreements or commitments providing for (i) the issuance or sale of any Equity Interests of the Acquired Companies or any securities or rights convertible into, or exercisable or exchangeable for, any such equity interests or (ii) the repurchase, redemption or other acquisition of any Equity Interests of the Acquired Companies. Except for the Organizational Documents or as set forth on Schedule 5.1(b) of the Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to or concerning the Equity Interests of the Acquired Companies. Except as set forth on Schedule 5.1(b) of the Disclosure Schedule, there are no outstanding restricted shares, restricted stock units, stock appreciation rights, phantom interests, or other incentive awards with respect to or concerning the Equity Interests of the Company.
(c)Equity Interests Issued Under Company Benefit Plans. No Equity Interest that is compensatory in nature was issued or granted other than under a Company Benefit Plan. Each Equity Interest issued under a Company Benefit Plan (other than the Seller ESOP) (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Benefit Plan (including any laws relating to tax treatment), (B) if such Equity Interest was a stock option, had an exercise price per Share equal to or greater than the fair market value of a Share on the date of grant, (C) qualifies for the Tax and accounting treatment afforded to such Equity Interest in the Company’s Tax returns and financial statements, respectively, and (D) is exempt from, or complies with Section 409A of the Code so that no amounts are required to be included thereunder until actually paid to the holder.
(d)Authority. The Company has full right, power and authority to execute and deliver the Transaction Documents to which the Company is a party, to consummate the transactions contemplated thereby, and to perform the Company’s obligations thereunder. Each of the Transaction Documents to which the Company is a party, and the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Company. Each of the Transaction Documents to which the Company is a party, when executed and delivered by the Company and, assuming that such Transaction Documents constitute valid and binding obligations of the other parties thereto, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

Section 5.2 Corporate Records. The minute books of the Acquired Companies contain accurate records of all corporate or company actions required by Law to be approved by the Acquired Companies’ equityholders and board of directors, or other applicable governing body (including any committees thereof).
Section 5.3 Subsidiaries. Except as set forth on Schedule 5.3(a) of the Disclosure Schedule, no Acquired Company owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Schedule 5.3(b) of the Disclosure Schedule sets forth the capitalization of each of the Company’s Subsidiaries, and all Equity Interests of the Company’s Subsidiaries are owned by the Persons set forth on Schedule 5.3(b) of the Disclosure Schedule.
Section 5.4 Noncontravention. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any Laws applicable to the Acquired Companies, (b) conflict with or violate any provision of the Organizational Documents of the Acquired Companies, or (c) violate, result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification or any other remedy under, or result in the creation of any Lien upon any Shares under, any agreement to which an Acquired Company is a party or by which an Acquired Company is bound, except as set forth on Schedule 5.4(a) of the Disclosure Schedule. Except as set forth on Schedule 5.4(b) of the Disclosure Schedule, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person with respect to any Material Contract is necessary or required to be made or obtained by the Acquired Companies or any of their respective Affiliates in connection with the execution and delivery of the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.
Section 5.5 Financial Statements. Schedule 5.5 of the Disclosure Schedule sets forth true and complete copies of the Financial Statements. The Financial Statements (a) present fairly in all material respects the financial condition and results of operations of the Company, as of the dates and for the periods indicated, (b) have been prepared in accordance with GAAP on a basis consistent with the past practice of the Acquired Companies, and further subject, in the case of the Interim Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments, (c) are correct and complete in all material respects, and (d) are consistent in all material respects with the books and records of the Company (which books and records are correct and complete in all material respects).
Section 5.6 Undisclosed Liabilities. Except as set forth on Schedule 5.6 of the Disclosure Schedule, no Acquired Company has, as of the date hereof, any Liabilities, except for the following (the “Disclosed Liabilities”): (i) Liabilities specifically stated and adequately reserved against on the Most Recent Balance Sheet, (ii) Liabilities of the Acquired Companies incurred after the date of the Most Recent Balance Sheet in the Ordinary Course of Business of the Acquired Companies, (iii) Indebtedness that will constitute Closing Indebtedness, (iv) Liabilities for Company Transaction Expenses, and (v) executory obligations of performance under Contracts (but excluding, for the avoidance of doubt, any Liability resulting, arising out of or related to an Acquired Company’s breach or violation of, or default under, any such Contracts), and deferred revenue determined in accordance with GAAP.
Section 5.7 Absence of Change. Except as set forth on Schedule 5.7 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, the Acquired Companies have conducted their Business in the Ordinary Course of Business and have not suffered any change in Business, financial condition or results of operations that has had or would be reasonably likely to have a Material Adverse Effect on the Acquired Companies, taken as a whole, and have not taken any action that, if taken after the date hereof, would constitute a breach of Section 7.2(k) or Section 7.2(l).
Section 5.8 Assets. Each of the Acquired Companies has good and marketable title to, or a valid leasehold interest in, the properties and assets used by such Acquired Company, shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than with respect to the Disclosed Liabilities), except as set forth on Schedule 5.8(a) of the Disclosure Schedule, except for properties and assets disposed of in the Ordinary Course of Business of the Acquired Companies, since the date of the Most Recent Balance Sheet. All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business of the Acquired Companies as currently conducted are in good and useable condition, ordinary wear and tear excepted. Such assets and the other properties being leased by the Acquired Companies constitute all of the material operating assets being utilized in the conduct of the Business, and such assets are suitable for the purposes for which they are currently used. Since the date of the Most Recent Balance Sheet, no Acquired Company has sold any properties, assets or businesses other than dispositions in the Ordinary Course of Business.
Section 5.9 Real Property. The Company does not own any real property. Schedule 5.9 of the Disclosure Schedule lists and describes briefly all real property and interests in real property leased to or by the Acquired Companies (the “Leased Property”). The Company has provided Buyer with correct and complete copies of the leases relating to the Leased Property listed on Schedule 5.9 of the Disclosure Schedule, in each case as amended and supplemented to date. The following representations and warranties are true and correct with respect to each lease with respect to the Leased Property listed on Schedule 5.9 of the Disclosure Schedule:
(a)the lease is (i) the legal, valid and binding obligation of an Acquired Company, (ii) enforceable against such Acquired Company in accordance with its terms (except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)), and (iii) in full force and effect;
(b)subject to the obtaining of any consent set forth on Schedule 5.4 of the Disclosure Schedule, the transactions contemplated by this Agreement will not result in a breach or default of such lease;
(c)no Acquired Company is in material breach or default (beyond any applicable notice and cure period), nor has any Acquired Company received written notice of any breach or default, of any such lease to which it is a party and, to the Knowledge of the Company, no other party to the lease is in breach or default, and to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
(d)to the Knowledge of the Company, no other party to the lease has repudiated any provision thereof;
(e)there are no forbearance programs in effect, or to the Knowledge of the Company, no disputes as to such lease;
(f)no Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any Leased Property; and
(g)all facilities located on each Leased Property have access to utilities and other services necessary for the operation of such facilities.
Section 5.10 Intellectual Property. Schedule 5.10 of the Disclosure Schedule contains a correct and complete list of all patents and patent applications, trademark registrations and applications, copyright registrations and applications, and Internet domain names, owned or purported to be owned by the Acquired Companies (the “Listed Intellectual Property”), as well as, as applicable, the application or registration number and the jurisdiction for each item, and each item of Listed Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable. An Acquired Company either owns the entire right, title and interest to (free and clear of all Liens), or holds an existing and enforceable license to use, all Intellectual Property that is necessary to conduct, and used or held for use in, the Business of the Acquired Companies, including the Listed Intellectual Property (collectively, the “Company Intellectual Property”). There are no Actions (a) pending with respect to the Acquired Companies’ use of, or right to use, any Company Intellectual Property or (b) to the Knowledge of the Company, proposed or threatened by any third party pertaining to or challenging an Acquired Company’s use of, or right to use, any Company Intellectual Property. Neither the conduct of the Business nor the Company Intellectual Property has infringed upon, misappropriated or violated, or does infringe upon, misappropriate or violate, any Intellectual Property of any third party. To the Knowledge of the Company, no third party is infringing upon, misappropriating or violating any Company Intellectual Property. All Persons that develop the Listed Intellectual Property for or on behalf of the Acquired Companies have entered into Contracts assigning to the Acquired Companies all Intellectual Property therein created by such Persons in the scope of employment or other relationship with the Acquired Companies (or the Acquired Companies otherwise own such rights by operation of Law). To the Knowledge of the Company, no Confidential Information disclosed to, owned by or possessed by the Acquired Companies have been disclosed, other than to Persons bound by written Contracts or who are otherwise under a binding obligation to maintain the confidentiality of such Confidential Information.
Section 5.11 Compliance with Law; Permits.
(a)Each Acquired Company (i) has obtained and holds all material Permits applicable to it or its properties or assets or the conduct of the Business as conducted as of the date hereof, and (ii) is in material compliance with all Laws; provided, however, that this clause (ii) shall not apply to Taxes. Clause (ii) of this Section 5.11(a) shall not apply with respect to

Company Benefit Plans (addressed in Section 5.15), employment Laws (addressed in Section 5.17), or Environmental Laws (addressed in Section 5.21). No Acquired Company has received any written notice from any Governmental Authority asserting any failure to comply with any applicable Law.
(b)Schedule 5.11(b) of the Disclosure Schedule describes each material Permit required by any Material Customer Contract, together with the Governmental Authority responsible for issuing such Permit. Except as disclosed on Schedule 5.11(b) of the Disclosure Schedule, (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) no Acquired Company is, in any material respect, in breach or violation of, or default under, any such material Permit and (iii) to the Knowledge of the Company, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.
Section 5.12 Material Contracts. Schedule 5.12 of the Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of the following Contracts, to which an Acquired Company is a party or by which any of the Acquired Companies’ properties is bound, other than real property leases listed on Schedule 5.9 of the Disclosure Schedule and commercial insurance policies listed on Schedule 5.14(a) of the Disclosure Schedule and Contracts which are no longer in effect (individually, a “Material Contract” and collectively, the “Material Contracts”):
(a)notes, mortgages, indentures, loan or credit agreements; equipment lease agreements having a noncancelable term of more than one year or annual rental payments of $500,000 or more; security agreements and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, an Acquired Company; and commitments to enter into any such agreements;
(b)profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance and employment agreements and other agreements or commitments to enter into such agreements;
(c)option, purchase and sale or lease agreements that involve any real property, equipment, machinery, personal property or other assets, tangible or intangible, involving amounts payable by or to an Acquired Company of $500,000 or more (excluding customer contracts for sales or the provision of construction, maintenance or other services in the Ordinary Course of Business of the Acquired Companies);
(d)joint venture or other agreements involving the sharing of profits or losses;
(e)agreements with Sellers or any Affiliate of Sellers, or any director, officer or employee of Seller or any Affiliate of Seller (including an Acquired Company), or any individual who is an immediate relative of any such director, officer or employee, or any combination of such Persons;

(f)outstanding powers of attorney empowering any Person to act on behalf of an Acquired Company;
(g)outstanding guarantees, subordination agreements, indemnity agreements, letters of credit, reimbursement agreements and other similar types of agreements, entered into outside the Ordinary Course of Business of the Acquired Companies, under which an Acquired Company is or may become liable for or obligated to discharge, or any asset of an Acquired Company is or may become subject to the satisfaction of, any indebtedness, obligation, performance or undertaking of any Person;
(h)agreements, orders, decrees or judgments preventing or restricting an Acquired Company’s business activities (including hiring practices) in any location entered into outside the Ordinary Course of Business;
(i)Collective Bargaining Agreement;
(j)agreements relating to the acquisition by an Acquired Company of the outstanding capital stock or equity interest or assets of any business enterprise;
(k)agreements concerning Intellectual Property, excluding licenses for off-the-shelf Software used by an Acquired Company in the Ordinary Course of Business;
(l)customer contracts with work in progress that provide for aggregate revenues to an Acquired Company of greater than $9,000,000; and
(m)any other agreements or group of related agreements (excluding subcontracts and customer contracts for the provision of construction, maintenance or other services) that (i) have unexpired terms in excess of one year, (ii) require aggregate future payments or receipts in excess of $500,000 or (iii) are not made in the Ordinary Course of Business of the Acquired Companies and require performance by any part on or after the date of this Agreement.
The Company has provided Buyer with true and complete copies of all such Material Contracts, including all amendments, modifications, waivers and elections applicable thereto, and a written summary setting forth the terms and conditions of each oral agreement referred to on Schedule 5.12 of the Disclosure Schedule. (1) Each Material Contract is (A) the legal, valid, and binding obligation of an Acquired Company, (B) enforceable against such Acquired Company in accordance with its terms (except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)), and (C) in full force and effect; (2) subject to the obtaining of any consents listed on Schedule 5.4 of the Disclosure Schedule, the transactions contemplated by this Agreement will not result in a breach or default of any Material Contract; (3) to the Knowledge of the Company, no other party to a Material Contract is in breach or default, and to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under any Material Contract; and (4) to the Knowledge of the Company, no party has a reasonable basis upon which to cancel or terminate any Material Contract.

Section 5.13 Litigation; Indemnity Claims. Except as set forth on Schedule 5.13 of the Disclosure Schedule, there currently is no Action, grievance, dispute or investigation (to the Knowledge of the Company), judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of the Company, threatened against the Acquired Companies. Except as set forth on Schedule 5.13 of the Disclosure Schedule, there are no pending indemnity claims concerning an Acquired Company between (a) a Seller or an Acquired Company, on the one hand, and (b) any other Person, on the other hand.
Section 5.14 Insurance. Schedule 5.14(a) of the Disclosure Schedule sets forth the following information with respect to each commercial insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) currently in effect to which an Acquired Company is a party, a named insured, or otherwise the beneficiary of coverage, or with respect to which the assets of the Acquired Companies are covered:
(a)the name, address, and telephone number of the agent;
(b)the name of the insurer, the name of the policyholder, and the name of each covered insured;
(c)the policy number and the period of coverage;
(d)the type of insurance (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage; and
(e)a description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy that is in effect as of Closing: (i) the policy is (A) the legal, valid and binding obligation of such Acquired Company, (B) to the Knowledge of the Company, the legal, valid and binding obligation of each other party thereto, (C) enforceable against such Acquired Company in accordance with its terms (except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)), (D) to the Knowledge of the Company, enforceable against each other party thereto (except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)), and (E) in full force and effect with respect to periods prior to the Closing; (ii) neither such Acquired Company nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; (iii) except as set forth on Schedule 5.14(b) of the Disclosure Schedule, there are no outstanding unpaid claims under the policy, and (iv) to the Knowledge of the Company, no party to the policy has a reasonable basis upon which to cancel or terminate any provision thereof. Schedule 5.14(b) of the Disclosure Schedule describes any self-insurance arrangements affecting such Acquired Company.
Section 5.15 Employee Benefits.
(a)Schedule 5.15(a) of the Disclosure Schedule lists (i) the Company Benefit Plans and (ii) separately identifies any other benefit plan, agreement or practice maintained by any entity, trade or business that is, or within the preceding six (6) years has been, considered a single employer with the Company under ERISA or the Code (each, an “ERISA Affiliate”) with respect to which an Acquired Company has any current or contingent liability. With respect to each Company Benefit Plan, the Company has provided Buyer with accurate, current and complete copies of each of the following, as applicable: (i) the plan documents together with all amendments thereto (or a written summary of all material terms if such Company Benefit Plan has not been reduced to writing), and any related trust agreements, insurance contracts or other funding instruments; (ii) the most recent summary plan description and any summaries of material modification thereto; (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter from the U.S. Internal Revenue Service (“IRS”); (iv) the most recent actuarial valuation; (v) any notices, letters or other material correspondence from the IRS, U.S. Department of Labor or other Governmental Authority in the past six (6) years; and (vi) in the case of any Company Benefit Plan for which Forms 5500 are required to be filed, the most recently filed Form 5500 and all attachments thereto.
(b)Except as set forth on Schedule 5.15(b) of the Disclosure Schedule, no Acquired Company nor any of their respective ERISA Affiliates maintains, contributes to, or has any liability (contingent or otherwise) with respect to, or has within the six (6) years prior to the date of this Agreement maintained or contributed to, or has had any liability (contingent or otherwise) with respect to, (i) a plan subject to Title IV of ERISA or Code Section 412 or 430 of the Code, (ii) a multiemployer pension plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA; (iii) a “multiple employer plan” subject to Section 413(c) of the Code; (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (v) any self-insured medical plan. Except as set forth on Schedule 5.15(b) of the Disclosure Schedule, no Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, except as required under applicable Law with such cost of coverage borne by the former employee.
(c)Each Acquired Company has paid (or, if not yet due and payable, fully accrued or reserved, if applicable) (i) all amounts due by it (other than amounts not past due), including all employer contributions, employee salary reduction contributions, premiums, and other expenses, to or in respect of each Company Benefit Plan and each Multiemployer Plan (whether required to be paid by Law, under the terms of such plan, or pursuant to a Collective Bargaining Agreement) and (ii) all dues and assessments of any Union.
(d)All Company Benefit Plans (including any associated trusts or other funding instruments and any process of termination of such Company Benefit Plans) have been established, funded, maintained and administered in all material respects in accordance with their terms and all applicable Laws. To the Knowledge of the Company, no other Person is in material breach of such Person’s obligations under the terms of any Company Benefit Plan. Each

Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS upon which it can rely with respect to such qualification. No facts or circumstances exist that could reasonably be expected to (or to have) adversely affected the Tax-qualified status of such Company Benefit Plan or prevent (or prevented) such Company Benefit Plan from receiving the tax status described therein. Each Company Benefit Plan subject to Section 409A of the Code has been maintained and operated in compliance in all materials respects with Section 409A of the Code and applicable regulations and guidance thereunder. There has been no transaction involving any Company Benefit Plan, which is a Prohibited Transaction, which would subject any such Company Benefit Plan or the Acquired Companies to material liability under ERISA, the Code or any other Law, nor will the transactions contemplated by this Agreement or any other indemnification (whether contractual, by law or otherwise) that could give rise to any such liability as a result of a Prohibited Transaction.
(e)No Acquired Company has any obligation to gross up or otherwise reimburse or indemnify any Person for the interest or additional Tax set forth under Section 409A of the Code, any excise Tax under Section 4999 of the Code, or any other Tax.
(f)Except as set forth on Schedule 5.15(f) of the Disclosure Schedule, no Acquired Company has adopted any policy or entered into any agreement relating to the payment of severance pay to employees or independent contractors whose employment or engagement (as applicable) is terminated or suspended, voluntarily or otherwise.
(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in connection with any other event, result in (i) except as set forth on Schedule 5.15(g) of the Disclosure Schedule, the payment of severance or other compensation or benefit to any employee or independent contractor, (ii) except as required by the covenants described in ARTICLE VI, any acceleration, vesting or funding of, or increase in, any compensation or benefits under any Company Benefit Plan or otherwise, (iii) the forgiveness of indebtedness of any Person; or (iv) any “parachute payment” under Section 280G of the Code.
(h)Except as set forth on Schedule 5.15(h) of the Disclosure Schedule, no Company Benefit Plan, has incurred any accumulated funding deficiency (within the meaning of ERISA or Code). The Company has paid all premiums due to the Pension Benefit Guaranty Corporation (the “PBGC”), if any, with respect to each Company Benefit Plan and no other liability to the PBGC has been incurred by the Company. The Company has not at any time (i) ceased operations at a facility so as to become subject to the provisions of Section 406 of ERISA or (ii) withdrawn as a substantial employer or ceased making contributions so as to become subject to the provisions of Section 4063 and Section 4064 of ERISA. The Company has not received any notice of any withdrawal liability as defined in Section 4201 of ERISA with respect to any Multiemployer Plan, and the Company has not incurred any such withdrawal liability.
(i)As of the date hereof, there is no pending or, to the Knowledge of the Company or to the Knowledge of the Seller ESOP Trustee, threatened Action relating to a Company Benefit Plan, other than routine claims for benefits provided for under a Company Benefit Plan. No Acquired Company has received any correspondence that a Company Benefit

Plan is or has been the subject of an investigation, examination or audit by a Governmental Authority.
(j)With respect to each Company Benefit Plan that is a pension plan subject to Title IV of ERISA, Section 302 of ERISA and/or Section 412 of the Code: (i) all premiums due the Pension Benefit Guaranty Corporation have been paid; (ii) no Person has filed a notice of intent to terminate the plan or adopted any amendment to treat such plan as terminated; (iii) the Pension Benefit Guaranty Corporation has not instituted, or threatened to treat such plan as terminated; (iv) to the Knowledge of the Company, no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan; (v) there has been no “reportable event” (as defined in Section 4043 of ERISA) that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA; and (vi) no Acquired Company nor any of their respective ERISA Affiliates is, or is expected to be, subject to (A) any requirement to post security pursuant to Section 412(c)(4) of the Code or (B) any Lien pursuant to Section 430(k) of the Code. No Acquired Company nor any of their respective ERISA Affiliates has incurred any outstanding Liability under Section 4062 of ERISA or engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.
Section 5.16 ESOP.
(a)The Seller ESOP Plan constitutes, and since inception has constituted, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA and, to the Knowledge of the Company and to the Knowledge of the Seller ESOP Trustee, meets in all material respects the applicable requirements of Section 409(a) and Section 409(p) of the Code and the Phantom Equity Plan has been taken into account to the extent required by Section 409(p) of the Code for purposes of determining whether a “prohibited allocation” has occurred. The Company has received a favorable opinion or determination letter from the IRS upon which it can rely with respect to the qualification of the Seller ESOP Plan as an “employee stock ownership plan” and under Section 401(a) of the Code, and to the Knowledge of the Company and to the Knowledge of the Seller ESOP Trustee, there are no facts or circumstances that would reasonably be expected to adversely affect the qualification of the Seller ESOP Plan. The Shares held by the Seller ESOP Trust constitute “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. The Seller ESOP Trust currently is, and to the Knowledge of the Company and to the Knowledge of the Seller ESOP Trustee, at all times since its inception has been, tax-exempt under Section 501(a) of the Code.
(b)The Seller ESOP Trust is a trust duly created and is validly existing under applicable Law. The Seller ESOP Trustee has been duly appointed as the trustee of the Seller ESOP Trust and a named fiduciary of the Seller ESOP Plan.
(c)The Seller ESOP Trust has no outstanding Indebtedness obligations to the Company or any other Person.
(d)To the Knowledge of the Company, no Person has engaged in a Prohibited Transaction which could directly or indirectly subject the Seller ESOP Plan or the Company to any material liability (including a tax, penalty, or interest) imposed by Section 4975 of the Code,

Section 406 of ERISA, or Section 502(i) of ERISA. None of the execution, delivery or performance by the Seller ESOP Trustee of this Agreement and any Transaction Document to which it is or will become a party with respect to the consummation of the sale of the Shares under this Agreement has resulted in or would reasonably be expected to result in a disposition in violation of Section 4978 of the Code with respect to the Seller ESOP Plan.
(e)No fiduciary of the Seller ESOP Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with such fiduciary’s administration or investment of the assets of the Seller ESOP Plan.
(f)There is no Action (i) pending or to the Knowledge of the Company or to the Knowledge of the Seller ESOP Trustee, threatened against the Company by the Seller ESOP Trust, or (ii) pending or, to the Knowledge of the Company or to the Knowledge of the Seller ESOP Trustee, threatened against the Seller ESOP Plan, the Seller ESOP Trustee or the Company with respect to the Seller ESOP Plan by any of its participants.
(g)The Company has in all material respects complied with the valuation requirements of Section 408(e) of ERISA. The Company has complied with the voting requirements of Section 409(e) of the Code.
(h)Schedule 5.16(h) of the Disclosure Schedule sets forth all service agreements and documents that provide for indemnification in favor of a service provider to the ESOP Plan, the Seller ESOP Trustee, the Seller ESOP Trustee Independent Financial Advisor, or any other fiduciary of the Seller ESOP Plan or such fiduciary’s financial advisors in connection with any prior transactions involving the Seller ESOP Plan or the consummation of the sale of the Shares and the other transactions contemplated hereby, with respect to which the Company has, or could reasonably be expected to have any material Liability.
Section 5.17 Employment Matters.
(a)Except as set forth on Schedule 5.17(a) of the Disclosure Schedule, (i) no Acquired Company is a party to, bound by, otherwise subject to or negotiating in respect of any Collective Bargaining Agreement nor is any employee of the Acquired Companies represented by any Union; (ii)  there are no pending or, to the Knowledge of the Company, threatened, labor disruptions or activities, including any labor strikes, work stoppages, slowdowns, lockouts, handbilling, picketing, grievances, unfair labor practice charges or complaints, labor arbitration proceedings, organizing activities, or petitions or demands for representation involving any employee of the Acquired Companies, and no Acquired Company has experienced any such labor disruption or activity for the past three (3) years; and (iii) no notice, consent or consultation obligations with respect to any employees of the Acquired Companies, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.
(b)The Acquired Companies are, and for the past three (3) years have been, in compliance, in all material respects, with all applicable Laws respecting employment and employment practices and terms and conditions of employment (including minimum wage, overtime, meal and rest breaks, vacation time, sick leave and work-related expense reimbursement), child labor, withholdings and deductions, background checks and drug testing, classification and payment of employees and independent contractors, pay equity, non-discrimination, non-harassment and non-retaliation in employment, disability rights, leaves of absence, occupational health and safety workers’ compensation, plant closings and mass layoffs, immigration, and requirements applicable to employers who hold federal contracts.
(c)A true and complete list of the employees and independent contractors of the Acquired Companies has been provided to Buyer, including the following: (i) name; (ii) title or position (including whether full or part time and whether treated as an employee or independent contractor); (iii) employing entity; (iv) classification as exempt or non-exempt for overtime pay; (v) work location; (vi) current annual base compensation rate; (vii) target annual commission, bonus or other incentive-based compensation; and (viii) visa status (if applicable).
(d)Except as provided on Schedule 5.17(d) of the Disclosure Schedule, no current executive or key employee of any of the Acquired Companies (i) to the Knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with an Acquired Company, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration or (iii) has been the subject of any sexual or other discrimination, harassment, or misconduct allegations during his or her tenure with the Acquired Companies.
(e)Subject to any Collective Bargaining Agreement, for the last three (3) years, none of the Acquired Companies has implemented any reductions in force or layoffs affecting, placed on unpaid leave or furlough, or reduced the hours or weekly pay of fifty (50) or more employees.
Section 5.18 Taxes.
(a)Since January 1, 2017, all Tax Returns required to be filed by or with respect to the Acquired Companies have been timely filed and were correct and complete in all material respects. All Taxes due and required to be paid by or with respect to the Acquired Companies (whether or not shown on any Tax Return) have been paid. The Acquired Companies are not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time within which to file any Tax Return obtained in the Ordinary Course of Business. No unresolved claim has ever been made by an authority in a jurisdiction where the Acquired Companies, or Seller (in respect of the Acquired Companies), do not file Tax Returns that it is or may be subject to taxation by that jurisdiction or is required to file Tax Returns in that jurisdiction.
(b)Since the Most Recent Balance Sheet Date, none of the Acquired Companies has made, changed or revoked any Tax election (including a PTE Election), changed any tax accounting methods or practices, amended any Tax Return, filed any Tax Return in a manner inconsistent with past practice, surrendered any right to, or filed any claim for, a Tax refund, settled any Action in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Authority or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other action that would result in accelerating any deduction into a Pre-Closing Tax Period or into the Closing Date, or deferring any income into a Post-Closing Tax Period.
(c)The Acquired Companies have duly and timely withheld and paid over to the appropriate authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party under all applicable Laws and regulations, and the Acquired Companies have complied in all material respects with all related reporting and record keeping requirements.
(d)There is no unresolved Action or deficiency (proposed, asserted or assessed) concerning any Tax Liability of, or in respect of, the Acquired Companies (including any Tax liability of any Sellers in respect of the Acquired Companies), or concerning any Tax items of the Acquired Companies, claimed or raised by any Governmental Authority in writing. Schedule 5.18(d) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Acquired Companies for taxable periods ended on or after January 1, 2021, and indicates those Tax Returns that have been audited. The Company has provided to Buyer correct and complete copies of all Tax Returns listed on Schedule 5.18(d) of the Disclosure Schedule. The Acquired Companies have no uncertain “tax position” required to be identified by ASC 740, Accounting for Uncertainty in Income Taxes.
(e)None of the Acquired Companies is, or has ever been, a member of an Affiliated Group. Each of the Acquired Companies is treated and has since October 1, 2012 been treated, in each case for U.S. federal income tax purposes, as set forth on Schedule 5.18(e) of the Disclosure Schedule. No Acquired Company has made an election pursuant to Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to have the new partnership audit regime apply to any of its Tax Returns filed for a Pre-Closing Tax Period prior to the effectiveness thereof. The Company is on an accrual method of accounting and shall be on such method of accounting through the end of the Closing Date. The Company has the authority to unilaterally cause an election under Section 754 of the Code to be made in respect of each Acquired Company treated as a partnership for U.S. federal income tax purposes for the year that includes the Closing Date.
(f)The Acquired Companies have collected all sales and use Taxes required to be collected, and have remitted, or if due before the Closing Date, will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and have maintained all such records and supporting documents in material compliance with all applicable sales and use Tax Laws.
(g)Neither Acquired Companies nor Sellers (in respect of the Acquired Companies) have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in connection with routine extensions of time to file a Tax Return.
(h)No Acquired Company is a party to, nor bound by, nor does any Acquired Company have any obligation under, any Tax allocation, Tax indemnity, or Tax sharing agreement or similar Contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person. No Acquired Company has any Liability for the Taxes of any Person under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise. No Acquired Company has made, or is required to make, any adjustment under Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax Law by reason of a change in accounting method or otherwise (and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement), and there is no application pending with any Governmental Authority requesting permission for any changes in the such Acquired Company’s accounting methods for Tax purposes. No Governmental Authority has proposed any such adjustment or change in accounting method.
(i)There are no Tax Liens on any of the assets or properties of the Acquired Companies other than Liens in connection with Taxes not yet due and payable.
(j)None of the Acquired Companies has ever made a PTE Election.
(k)The Acquired Companies have never acquired an asset from another corporation in a transaction in which the acquirer’s basis in the asset was determined (in whole or in part) by reference to the basis of such asset (or any other property) in the hands of the transferor.
(l)None of the Acquired Companies is a party to, or has not engaged in, any transaction that is a “Tax shelter”, “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Code or the Treasury Regulations thereunder.
(m)Except as set forth on Schedule 5.18(m) of the Disclosure Schedule, no Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
(n)The unpaid Taxes of the Acquired Companies (i) did not, as of the Most Recent Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) would not reasonably be expected to exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practices of the Acquired Companies in filing their Tax Returns.
(o)Neither the Acquired Companies nor their Affiliates (by virtue of being an Affiliate of an Acquired Company) will be required to include any amount in taxable income or exclude any item of deduction or loss from Taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date, (ii) any installment sale or open transaction disposition made on or before the Closing Date, or (iii) any deferred revenue or prepaid amount received before the Closing Date.
(p)No Acquired Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code).

(q)Except as set forth on Schedule 5.18(q) of the Disclosure Schedule, no Acquired Company is a party to any agreement or other arrangement that will be treated as a partnership for U.S. federal income Tax purposes.
(r)No Acquired Company is, nor has it ever been, a party to a “micro-captive transaction” or a similar transaction as identified by Notice 2016-66, 2017-47 IRB and IR-2016-25.
(s)For purposes of this Section 5.18, the term “Acquired Companies” shall also include Energy Connections Group, LLC, a Florida limited liability company, and Superior-Miller, LLC, an Alabama limited liability company, each of which voluntarily dissolved effective prior to the date hereof.
Section 5.19 Transactions With Affiliates. Except as set forth on Schedule 5.19(a) of the Disclosure Schedule, for the last three (3) years, no Acquired Company has, in the Ordinary Course of Business of the Acquired Companies or otherwise, purchased, leased or otherwise acquired any property or assets or obtained any services (except with respect to services rendered as a director, officer or employee of such Acquired Company) from, or sold, leased or otherwise disposed of any property or assets or provided any services to, any Affiliate or any employee of the Acquired Companies. Except as set forth on Schedule 5.19(b) of the Disclosure Schedule, the assets and liabilities of the Acquired Companies do not include any receivable or payable or other obligation or commitment to or from the Seller ESOP Plan.
Section 5.20 Accounts Receivable; Inventory.
(a)Accounts Receivable. All notes and accounts receivable (both billed and unbilled), including retainages of the Acquired Companies, are reflected properly on the Acquired Companies’ books and records, arise from bona fide transactions occurring in the Ordinary Course of Business of the Acquired Companies and, to the Knowledge of the Company, not subject to setoffs or counterclaims and are current and collectible (including retainages, in accordance with their terms at their recorded amounts), in each case subject only to the reserve for bad debts for specific accounts receivables set forth in the Financial Statements.
(b)Inventory. The inventory of the Acquired Companies consists of supplies, manufactured and purchased parts and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, subject to the reserve for inventory writedowns, if any, set forth in the Financial Statements. All inventory reflected on the Most Recent Balance Sheet, and all inventory acquired since that date (other than inventory disposed of in the Ordinary Course of Business of the Acquired Companies) is useable and/or saleable in the Ordinary Course of Business.
Section 5.21 Environmental Matters. Except as set forth on Schedule 5.21 of the Disclosure Schedule:
(a)The Acquired Companies are, and at all times during the last five (5) years have been, in material compliance with all applicable Environmental Laws, which such compliance includes maintaining and materially complying with all material Permits required pursuant to Environmental Laws for the conduct of the Business, and no Action is pending or, to the Knowledge of the Company, threatened, the effect of which could reasonably be to suspend, materially modify, or terminate any such Permit;
(b)During the past five (5) years, no Acquired Company has received a written notice, report or information, and no Acquired Company is subject to any pending or, to the Knowledge of the Company, threatened Action, in any case regarding any alleged violation of or alleged liability arising under Environmental Laws;
(c)Neither the Acquired Companies, their Affiliates, employees or agents nor, to the Knowledge of the Company, any other Person have caused or contributed to any Hazardous Materials being generated, transported, treated, stored, disposed of, arranged to be disposed of, or released at, on, from or under any real property currently or formerly owned, leased or operated by an Acquired Company, in any case in violation of, or in a manner or to a degree that requires remediation or investigation or that would reasonably be expected to give rise to liability to such Acquired Company under, any Environmental Laws;
(d)The Acquired Companies have not contractually assumed any liability or obligation of any other Person under any Environmental Laws which would not be a liability of the Acquired Company in the absence of such a contract;
(e)The Acquired Companies have provided to Buyer copies of all material assessments, reports and other documents in the possession of the Acquired Companies relating to the environmental condition of any real property currently or formerly operated by the Acquired Companies or to the compliance of the Acquired Companies’ operations with Environmental Laws; and
(f)No Acquired Company has any data collection, recordkeeping or reporting obligations under either (i) the “Reporting and Recordkeeping Requirements for Perfluoroalkyl and Polyfluoroalkyl Substances” regulation promulgated by the United States Environmental Protection Agency and set forth at 40 Code of Federal Regulations 705; or (ii) the “Notice with Respect to Certain Per- and Polyfluoroalkyl Substances (PFAS)” issued pursuant to the Canadian Environmental Protection Act in July of 2024.
Section 5.22 Brokers. Except as set forth on Schedule 5.22 of the Disclosure Schedule, no Acquired Company nor any Seller is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement. All fees owed to any such third parties, including any amounts owed after the Closing, shall be Company Transaction Expenses hereunder.
Section 5.23 Product or Service Warranty. The Company has provided Buyer with true and complete copies of the standard terms and conditions of the applicable guaranty, warranty and indemnity for products manufactured, sold, leased, delivered or installed, or services provided, by the Acquired Companies. Except as described on Schedule 5.23 of the Disclosure Schedule, no product manufactured, sold, leased, delivered or installed or service provided by the Acquired Companies pursuant to a Material Customer Contract is subject to any guaranty, warranty, or other indemnity beyond a period of one year from the date of inception.

Section 5.24 Product or Service Liability. To the Knowledge of the Company, the Acquired Companies have no Liability, and to the Knowledge of the Company there is no reasonable basis for any present or future Action against the Acquired Companies giving rise to any Liability, arising out of any injury to individuals or property as a result of the ownership, possession, installation or use of any of the Acquired Companies’ products, or the services provided by the Acquired Companies.
Section 5.25 WIP Schedule. Schedule 5.25 of the Disclosure Schedule sets forth a work in progress schedule for each of the Acquired Companies’ open jobs pursuant to customer Contracts as of November 30, 2024 (collectively, the “WIP Schedule”). With respect to each listed job on the WIP Schedule, (i) the cost to date and amount billed to date are accurately set forth on the WIP Schedule, and (ii) the WIP Schedule accurately reflects the total estimated contract cost and total contract value, based on contract scope and excluding any changes due to unforeseen events and circumstances occurring after the date of the WIP Schedule. For avoidance of any doubt, except as set forth on the WIP Schedule, with respect to each listed job on the WIP Schedule, neither Seller nor any Acquired Company has been notified by a customer of any dispute the customer has with respect to amounts billed or to be billed by it or of any intention to hold back amounts in excess of contractually permitted holdbacks.
Section 5.26 Customers and Suppliers.
(a)Schedule 5.26(a) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of the ten (10) largest (by dollar volume) Contracts (the “Material Customer Contracts”) of the Acquired Companies in terms of the Contracts outstanding as of the date hereof and a list of the ten (10) largest customers (by dollar volume for the most recently ended twelve (12) calendar months as of September 30, 2024) (each, a “Material Customer”) of the Acquired Companies, and true and complete copies of such Material Customer Contracts have been delivered to Buyer. To the Knowledge of the Company, there has not been any adverse change in the business relationships of the Acquired Companies with any of their Material Customers and no Acquired Company has received written notice from any Material Customer that such customer intends to terminate or materially change its business relationship with such Acquired Company.
(b)Schedule 5.26(b) of the Disclosure Schedule contains a list, as of September 30, 2024, of each material requirement Contract, exclusive supply Contract and rebate arrangement with suppliers of the Acquired Companies and true and complete copies of such Contracts have been provided to Buyer. To the Knowledge of the Company, there has not been any adverse change in the business relationships of the Acquired Companies with any such supplier and no Acquired Company has received written notice from any such supplier that such supplier intends to terminate or materially change its business relationship with such Acquired Company.
Section 5.27 Illegal Contributions. Neither the Acquired Companies, Seller, nor any of the Acquired Companies’ Representatives acting on behalf of the Acquired Companies, has within the past five (5) years (a) directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official, union official or employee or other Person (or relative or Affiliate of any such Person) who was, is or may be in a position to help or hinder the Acquired Companies (or assist in connection with any actual or proposed transaction), or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person or entity, to any candidate for federal, state, local or foreign public office which might subject the Acquired Companies or any of their assets to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (b) established or maintained any unrecorded fund asset or made any false entries on any books or records for any purpose related to the foregoing.
Section 5.28 Small Business Status. Within the past three (3) years, no Acquired Company has been awarded a Contract, nor is it currently performing any Contract (whether or not set forth on the WIP Schedule) that was awarded based upon such Acquired Company’s small business status, or a category related to race, gender, veteran status, HUB-zone qualification, or any other similar category (including those categories set forth in Federal Acquisition Regulation 52.219-8, or any successor regulation) (collectively, “Small Business Categories”).
ARTICLE VI.
ESOP, PROFIT SHARING AND CASH INCENTIVE PLANS
Section 6.1 Treatment of ESOP.
(a)ESOP Amendment and Termination. During the Executory Period, the Company will take all necessary actions to terminate the Seller ESOP Plan effective as of, and contingent upon the occurrence of, the Closing (the “Seller ESOP Termination Date”), including an amendment to the Seller ESOP Plan (the “Seller ESOP Amendment”) providing for (A) such termination, (B) full vesting of participant account balances as of the termination date, (C) the distribution of account balances consistent with the terms of Section 6.1(c), and (D) such other provisions as may be reasonably necessary to effectuate the termination of the Seller ESOP Plan consistent with its terms and the requirements of applicable Law. The Company will also provide such notices regarding the termination of the Seller ESOP Plan to third-party service providers as may be required under the terms of the applicable service provider agreements. The Company will provide Buyer with a draft of the Seller ESOP Amendment and any communications to Seller ESOP Plan participants regarding the termination of the Seller ESOP Plan and/or the transactions contemplated by this Agreement at least five (5) Business Days prior to its adoption or distribution for Buyer’s review (not to be unreasonably withheld, conditioned or delayed) and will provide, no later than the Closing Date, a copy of the executed version of the Seller ESOP Amendment.
(b)IRS Application. Following the Closing, Sellers shall cooperate with the Buyer and the Company to, as soon as reasonably practicable, submit to the IRS an application for an IRS determination letter as to the tax-qualified status of the Seller ESOP Plan as of its termination (the “Determination Letter”).
(c)Distributions. Participants’ accounts under the Seller ESOP Plan will be distributed in cash up to eighty percent (80%) of the assets held under the Seller ESOP Plan to Seller ESOP Plan participants as soon as reasonably practicable following the Seller ESOP Termination Date, and the remaining assets shall be distributed as soon as reasonably practicable after the later to occur of the receipt of the favorable Determination Letter and the final release of the Adjustment Escrow Funds contemplated by this Agreement.

(d)ESOP Expenses. All reasonable expenses incurred after the Closing Date associated with the Seller ESOP Plan, including the Seller ESOP Trustee’s fees, administration fees, Seller ESOP Plan audit fees, legal fees of the Seller ESOP Plan, and other costs and expenses in connection with the administration and winding up of the Seller ESOP Plan will be paid by the Company.
(e)Independent Trustee. If, prior to the Closing, the Seller ESOP Trustee ceases to serve as the trustee of the Seller ESOP Trust, the Company agrees to use commercially reasonable efforts to appoint as the successor trustee an institutional or other independent fiduciary to serve in such capacity and promptly notify Buyer.
(f)ESOP Determination. The Seller ESOP Trustee, shall deliver, at the Closing, the ESOP Determination and a true and complete copy of the Fairness Opinion.
Section 6.2 Termination of Profit Sharing Plan.
(a)Termination. During the Executory Period, the Company will take all necessary actions to terminate the Miller Electric Company Employees Profit Sharing Plan (the “Profit Sharing Plan”), contingent upon the occurrence of the Closing, with such termination to be effective prior to the Closing Date. Such actions include, without limitation, the adoption of resolutions providing for (A) the termination of the Profit Sharing Plan, (B) full vesting of participant account balances as of the termination date, to the extent required by Law, (C) the distribution of account balances consistent with the terms of the Profit Sharing Plan and applicable Law, and (D) such other provisions as may be reasonably necessary to effectuate the termination of the Profit Sharing Plan consistent with its terms and the requirements of applicable Law. The Company will also provide such notices regarding the termination of the Profit Sharing Plan as may be required by Contract, Law or the Profit Sharing Plan.
(b)Expenses. All reasonable expenses incurred after the Closing Date associated with the Profit Sharing Plan, including administration fees, audit fees, legal fees, and other costs and expenses in connection with the administration, termination and winding up of the Profit Sharing Plan will be paid by the Company.
Section 6.3 Phantom Equity Plan. During the Executory Period, the Company shall take all necessary actions to terminate the Phantom Equity Plan effective as of, and contingent upon the consummation of the transactions contemplated hereby.
ARTICLE VII.
COVENANTS AND AGREEMENTS
Section 7.1 Commercially Reasonable Efforts; Antitrust Matters; Further Assurances.
(a)From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms (the “Executory Period”), and subject to the terms and conditions otherwise provided in this Agreement, Sellers and Buyer each agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective on or prior to the Closing Date the transactions contemplated by this Agreement, including making any filings or submissions to Governmental Authorities required under any Laws, and to cooperate with the other in connection with the foregoing.
(b)The Parties hereto acknowledge that they filed their respective HSR Act notifications of the transactions contemplated by this Agreement with the United States Federal Trade Commission (“FTC”) and United State Department of Justice (Antitrust Division) (“DOJ”) on December 7, 2024, and that the FTC confirmed by letters dated December 7, 2024, that “completed” filings were submitted.  Each Seller and Buyer agrees to use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act (to the extent available) and any other applicable antitrust or competition law, as applicable. Buyer agrees to take, and to cause its Affiliates to take, any and all commercially reasonable steps necessary to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other applicable antitrust or competition laws that may be asserted by any antitrust Governmental Authority so as to enable the Parties to expeditiously consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, neither Buyer nor its Affiliates shall be required to, and the Family Trust Seller may not, and not permit any of its Subsidiaries to, without the prior written consent of Buyer, (i) become subject to, consent to, or offer or agree to, take or commit to take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, Buyer or any subsidiary of any of the foregoing, except in the Ordinary Course of Business, or (ii) otherwise take or commit to take any actions that after the Closing Date would limit Buyer or its subsidiaries’ or Sellers’ freedom of action with respect to, or its or their ability to retain, one or more of its businesses, product lines or assets, except, in each case, in the Ordinary Course of Business. Buyer shall have no obligation to defend or otherwise contest any proceeding brought by any Governmental Authorities in connection with the HSR Act or any other applicable antitrust or competition laws or seek to have vacated, lifted, reversed or overturned any governmental order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement. Each Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any antitrust Governmental Authority in connection with the transactions contemplated by this Agreement unless it (i) consults with the other Party in advance, if not prohibited by Law or the applicable antitrust Governmental Authority, and (ii) to the extent not prohibited by Law or such Antitrust Governmental Authority, gives the other Party the opportunity to attend and participate. Sellers and Buyer will permit each other to review in advance any proposed material written communications to any such antitrust Governmental Authorities and incorporate the other Party’s reasonable comments and will supply each other with copies of all correspondence, filings or communications with antitrust Governmental Authorities, with respect to the transactions contemplated by this Agreement; provided, however, that to the extent any of the documents or information are commercially or competitively sensitive, Sellers or Buyer, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client. Buyer is entitled to lead and control the Parties’ contact with Governmental Authorities and other Persons in furtherance of the Parties’ respective obligations pursuant to this Section 7.1(b) and Sellers shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to cooperate with Buyer in this regard. Buyer shall each be responsible for one hundred percent (100%) of the filing fees payable under the HSR Act or any other applicable antitrust or competition laws to any other Governmental Authority.
(c)Further Assurances. Each Party hereto agrees that, from time to time for a period of twenty-four (24) months after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by another Party, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor) to carry out the purposes and intents of this Agreement and the transactions contemplated hereby, including post-closing cooperation and assistance to Buyer with respect to governmental registrations, filings and notices. Sellers shall deliver to Buyer all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Companies in the possession of Seller or the Acquired Companies; provided, however, that Sellers may retain a copy of any such documents, books, records, agreements and financial data, subject to the confidentiality obligations set forth in Section 7.4(a).
Section 7.2 Conduct of Business. Except as provided in this Agreement, during the Executory Period, Sellers and the Company shall, shall cause the Acquired Companies to (I) conduct the Acquired Companies’ business in the Ordinary Course of Business, (II) use their respective commercially reasonable efforts to preserve the Acquired Companies’ properties, business and relationships with their respective suppliers, customers and others having business relationships with the Acquired Companies and (III) use their respective commercially reasonable efforts to keep available the services of the Acquired Companies’ employees. Without limiting the generality of the foregoing, during the Executory Period, except as provided in this Agreement, without the written consent of Buyer, Sellers and the Company will not, and will cause the Acquired Companies not to:
(a)declare, set aside or pay any dividend or other distribution with respect to its capital stock (other than in cash) or redeem, purchase or otherwise acquire any of its capital stock;
(b)(i) other than draws on existing lines of credit in the Ordinary Course of Business, create, incur or assume any additional Indebtedness for borrowed money; (ii) mortgage, pledge or otherwise encumber, incur or suffer to exist any Lien on any of its properties or assets; (iii) create or assume any other Indebtedness, except accounts payable incurred in the Ordinary Course of Business; (iv) guarantee any Indebtedness of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person; or (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than advances to employees in the Ordinary Course of Business);
(c)file a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement or an admission seeking the relief therein provided under any existing or future Laws of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief of debtors, or make any assignment for the benefit of creditors;

(d)(i) issue, sell or otherwise dispose of any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock or any class of securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class, or redeem, repurchase or otherwise acquire any such securities; or (ii) split, combine or reclassify any shares of its capital stock;
(e)fail to materially comply with all applicable Laws and with all orders of any Governmental Authority;
(f)amend its Organizational Documents;
(g)sell, lease, license, transfer, assign or otherwise dispose of any assets or rights of an Acquired Company, other than the disposition of inventory and assets in the Ordinary Course of Business of the Acquired Companies;
(h)enter into any new line of business or acquire any business organization or division thereof;
(i)acquire or invest in, or agree to acquire or to invest in, any assets or businesses, whether by merger, consolidation, acquisition of stock or assets, or any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;
(j)forgive, cancel or compromise any Indebtedness owing to it or any claims which it may possess, in each case outside the Ordinary Course of Business of the Acquired Companies, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
(k)commit or agree to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate; provided, that this Section 7.2(k) will not apply to any capital expenditures set forth on Section 7.2(k) of the Disclosure Schedule that have been committed to by any Acquired Company;
(l)make any change in any method of financial accounting principles or practices, or any change to its policies and practices regarding accounts receivable or accounts payable or fail to manage working capital in the Ordinary Course of Business;
(m)delay or postpone the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
(n)enter into, negotiate, amend or extend any collective bargaining agreements or other agreements with a Union (each, a “Collective Bargaining Agreement”) or recognize or certify any Union as the bargaining representative for any employees of the Acquired Companies;
(o)hire, engage or terminate the employment or engagement of any employee, director, manager, officer, independent contractor or other service provider who earns or will earn (or prior to such termination, did earn) annual base compensation in excess of $250,000;

(p)except as required (A) under the terms of any Company Benefit Plan in effect as of the date hereof and disclosed as of the date hereof to Buyer on the Disclosure Schedule, (B) under ARTICLE VI of this Agreement or (C) under applicable Law: (x) grant any cash incentive awards, change in control or retention bonus, severance or termination pay or benefit or increase or decrease the salaries, bonuses or other compensation or benefits payable or paid by an Acquired Company, whether conditionally or otherwise, to any of its current or former employees, directors, managers, officers, independent contractors or other service providers, other than increases adopted in the Ordinary Course of Business in respect of the compensation of any employees whose annual base compensation is equal to or less than $250,000 after giving effect to such increase; or (y) adopt, establish, enter into, terminate or amend any Company Benefit Plan (or any plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof);
(q)implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of any employees, except in compliance with any Collective Bargaining Agreement;
(r)employ or enter into any Contract with any investment banker, broker, finder, or advisor in connection with the transactions contemplated by this Agreement;
(s)make, change or revoke any Tax election (including a PTE Election), change any material tax accounting methods or practices, or settle any Action in respect of Taxes, enter into any Contract in respect of Taxes with any Governmental Authority or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action that would result in accelerating any deduction into a Pre-Closing Tax Period or into the Closing Date, or deferring any income into a Post-Closing Tax Period;
(t)fail to maintain, renew or obtain all necessary Permits required in the Ordinary Course of Business;
(u)enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee, or sublessee), or acquire any other interest in any real property;
(v)enter into, terminate or amend any Material Contract that is entered into with a third party that is not a customer of an Acquired Company, or enter into any new Material Contract that is entered into with a third party that is not a customer of an Acquired Company;
(w)enter into or otherwise become a party to or bound by any Contract that (i) imposes any restriction or limitation on the activities or operations of the business of the Company or the use, ownership, or exploitation of any Company Intellectual Property that it owns or controls as of the date hereof, including noncompetition, exclusivity, or similar restriction or limitation; (ii) involves or imposes a “standstill” or similar arrangement regarding an acquisition of any other Person or technology; or (iii) would result in any violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation, or acceleration of any material obligation under a Material Contract or to a loss of a material benefit under, or result in the creation of any Lien in or upon any assets of the Company, or give rise to any increased, additional, or accelerated rights, payments or entitlements under, any provision of such Material Contract;

(x)make or pledge to make any charitable or other capital contribution that imposes any continuing obligations;
(y)settle any pending or threatened litigation that imposes any continuing obligations;
(z)enter into any joint venture, partnership or similar arrangement for the conduct of its Business; or
(aa)authorize, or agree or commit to do, any of the foregoing actions.
Section 7.3 Preservation of the Business. Subject to the terms and conditions of this Agreement and except as in the Ordinary Course of Business, during the period between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to (i) keep its physical assets in good working condition, subject to ordinary wear and tear, (ii) preserve all of its rights in and to the Company Intellectual Property (including any other Intellectual Property that it owns or controls as of the date hereof and as developed, generated, or acquired during the period from the date of this Agreement to the Closing), and (iii) maintain good working relationships with the Company’s lenders, creditors, lessors, lessees, licensors, licensees, employees, contractors, distributors, developers, vendors, clients, customers, suppliers, or other Persons having a material business relationship with the Company.
Section 7.4 Confidentiality.
(a)Sellers and the Sellers’ Representative acknowledge that the success of the Acquired Companies after the Closing depends upon the continued preservation of the confidentiality of Confidential Information by Sellers and the Sellers’ Representative, that the preservation of the confidentiality of such information by Sellers and the Sellers’ Representative is an essential premise of the bargain among Sellers and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 7.4(a). Accordingly, from and after the Closing, Sellers and the Sellers’ Representative each agree to, and shall cause their respective Affiliates and Representatives to, treat and hold, as confidential and not directly or indirectly disclose any Confidential Information, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information, refrain from using any of the Confidential Information, and deliver promptly to Buyer, at the written request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Sellers’ or the Sellers’ Representative’s possession or under Sellers’ or the Sellers’ Representative’s control, except to the extent that any of Sellers or the Sellers’ Representative is required by Law or this Agreement to retain copies of any of the Confidential Information, and except to the extent such information (i) is or becomes generally available to the public other than as a result of a disclosure by or at the direction of any Person owing a duty of confidentiality to Buyer or the Acquired Companies, or (ii) is required to be disclosed by applicable Law; provided, that if any Seller, the Sellers’ Representative or any of their respective Affiliates and Representatives are required by Law to disclose any Confidential Information, Sellers and the Sellers’ Representative, as applicable, shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Sellers and the Sellers’ Representative shall cooperate with Buyer, at the sole cost and expense of Buyer, to preserve the confidentiality of such information consistent with applicable Law. If, as a result of any such requirement, Sellers, the Sellers’ Representative or any of their respective Representatives is compelled to disclose Confidential Information to any tribunal, Sellers, the Sellers’ Representative or their respective Representatives, as applicable, may disclose only such Confidential Information as is required by Law to such tribunal without liability hereunder provided that Sellers, the Sellers’ Representative or their respective Representatives comply with the notice provisions contained in the preceding sentence. Notwithstanding anything herein to the contrary, nothing contained in this Agreement limits, restricts, requires prior notice, or in any other way affects Sellers’ or Sellers’ Representative’s communicating with any Governmental Authority or with any official or staff person of a Governmental Authority, concerning matters relevant to such Governmental Authority. For the avoidance of doubt, (x) nothing contained in this Agreement shall limit, restrict or in any other way affect any employee’s communicating with any Governmental Authority, or communicating with any official or staff person of a Governmental Authority, concerning matters relevant to such Governmental Authority and (y) no employee can be held criminally or civilly liable under any federal or state trade secret Law for disclosing a trade secret (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of Law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, an employee may be held liable if such employee unlawfully accesses trade secrets by unauthorized means.
(b)Buyer acknowledges and agrees that it will abide by the terms of the Confidentiality Agreement until the sooner to occur of the Closing or the expiration of the Confidentiality Agreement.
(c)If any provision of this Section 7.4 is held to be unenforceable for any reason whatsoever, it shall not in any way invalidate or affect the remainder of this Section 7.4 or this Agreement or any other provision hereof, which shall remain in full force and effect.
Section 7.5 Non-Competition; Non-Solicit.
(a)Each of the Family Trust Seller, Susan A. Walden, Henry K. Brown, and Daniel A. Brown (each, a “Restricted Party,” and, collectively, the “Restricted Parties”) agree that, during the Restricted Period, the Restricted Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) engage in or compete with (or take active steps preparatory to engaging in or competing with), directly or indirectly, all or any portion of the Business in any geographic area in which the Acquired Companies conduct, or are actively planning to conduct, the Business as of the Closing Date (the “Restricted Territory”), whether as an owner, operator, equityholder, manager, consultant, strategic partner, employee or otherwise, or (ii) own an interest in any Person that engages in all or any portion of the Business in the Restricted Territory. Notwithstanding the foregoing, each Restricted Party may own, directly or indirectly, securities of any Person traded on a national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person.

(b)Each Restricted Party agrees that, during the Restricted Period, such Restricted Party shall not, and shall cause their respective Affiliates not to, directly or indirectly, solicit, recruit, offer employment, employ, engage as a consultant, lure or entice away any Person who has been an employee, consultant or independent contractor of the Acquired Companies at any time within the twelve (12)-month period immediately preceding the Closing Date (collectively, the “Covered Employees”) or in any other manner persuade or attempt to persuade any Covered Employee to terminate or diminish his or her employment, consultancy or independent contractor relationship with the Acquired Companies, Buyer or any of Buyer’s Subsidiaries (the “Buyer Group”); provided, that the foregoing shall not prohibit (i) the solicitation or hiring by any Restricted Party of any Covered Employee through the use of general advertisements or solicitations that are not specifically targeted or focused on the Buyer Group, the employees of the Buyer Group or the Covered Employees, or (ii) the solicitation or hiring by any Restricted Party of any individual listed on Schedule 7.4(b).
(c)Each Restricted Party agrees that, during the Restricted Period, such Restricted Party shall not, and shall cause their respective Affiliates not to, (i) solicit or encourage any customer, vendor, supplier or other business partner of the Acquired Companies who has been such at any time within the twelve (12)-month period immediately preceding the Closing Date (“Covered Business Partner”), or, to the applicable Restricted Party’s actual knowledge, any prospective Covered Business Partner with whom such Restricted Party has had material contact, to terminate or diminish its relationship with the Buyer Group or (ii) seek to persuade any Covered Business Partner or any prospective Covered Business Partner to conduct with anyone else the Business which such Covered Business Partner or prospective Covered Business Partner conducts or reasonably could be expected to conduct with any of the Acquired Companies.
(d)Each Restricted Party agrees that (i) its agreement to the covenants contained in this Agreement is a material condition of Buyer’s willingness to enter into this Agreement and consummate the transaction contemplated hereby, (ii) the covenants contained in this Section 7.5 are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Buyer Group, (iii) in addition and not in the alternative to any other remedies available to it, Buyer shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any Restricted Party of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in successfully enforcing any of its rights hereunder, (iv) the Restricted Period shall be tolled, and shall not run, during the period of any breach by a Restricted Party of any such covenants, (v) no breach of any provision of this Agreement shall operate to extinguish the Restricted Party’s or any Seller’s obligation to comply with this Agreement, (vi) the provisions of this Section 7.5 are severable, (vii) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 7.5 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by Law, and (viii) nothing in this Section 7.5 shall limit or supersede any other confidentiality, non-competition, non-solicitation, no-hire or other restrictive covenant obligations set forth in any other agreement by and between any Restricted Party, on the one hand, and on the other hand, any member of the Buyer Group.

(e)If any provision of this Section 7.5 is held to be unenforceable for any reason whatsoever, it shall not in any way invalidate or affect the remainder of this Section 7.5 or this Agreement or any other provision hereof, which shall remain in full force and effect.
Section 7.6 Access to Premises and Information; Notification of Certain Matters.
(a)During the Executory Period, upon reasonable notice from time to time, the Company shall permit the Buyer and its Representatives to have reasonable access during normal business hours and, under the supervision of personnel of the Company, to the records and books of account of the Acquired Companies (the “Records”), to the senior management, and to the premises of the Company as the Buyer may reasonably request.  All Records or other information made accessible pursuant to this Section 7.6 shall be subject to that certain Mutual Confidentiality Agreement between the Company and Buyer, dated September 26, 2024 (the “Confidentiality Agreement”).
(b)During the Executory Period, Sellers shall promptly notify Buyer of (a) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (b) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; (c) any legal proceeding commenced or, to the Knowledge of the Company threatened, against any Seller or any Acquired Company in connection with the transactions contemplated by this Agreement or any of the Transaction Documents; (d) the occurrence of any event that would reasonably be expected to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate at or prior to the Closing; or (e) the occurrence of any event that could result in any of the conditions set forth in ARTICLE IX becoming incapable of being satisfied or that is otherwise materially adverse to the business or operations of any of the Acquired Companies; provided, however, that the delivery of any notice by Sellers and the information or knowledge obtained by Buyer pursuant to this Section 7.6 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Closing or otherwise prejudice in any way the rights and remedies of Buyer hereunder, (ii) be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Sellers in this Agreement or (iii) be deemed to amend or supplement the Disclosure Schedule, the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Sellers.
(c)If any event first fails to occur, or occurs, during the Executory Period, which failure to occur or occurrence would cause any representation or warranty contained in ARTICLE III or ARTICLE V to be inaccurate or untrue in any respect on the Closing Date as if such representation and warranty were made on the Closing Date, then, without limiting any disclosure obligation pursuant to the provisions contained in this Agreement, the Sellers shall give Buyer written notice of such event by delivering to Buyer an updated Disclosure Schedule (the “Seller Schedule Update”) at least three (3) Business Days before the Closing; provided that no such update shall be deemed to modify, supplement or amend the Disclosure Schedule for the purpose of determining accuracy of any of the representations and warranties made by Sellers in this Agreement, including for purposes of ARTICLE IX and ARTICLE XI (other than for purposes of Fraud by Sellers), or be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Sellers or otherwise affect Buyer’s right to make any indemnification claims or otherwise seek recourse under this Agreement for any such Seller Schedule Update (other than for Fraud by Sellers).
Section 7.7 Exclusivity.  During the Executory Period, Sellers and the Company shall not, and shall cause their respective Representatives not to, (a) directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Company, the sale or license of any material assets related to the Business, except for sale of products or provision of services in the Ordinary Course of Business (including any acquisition structured as a merger, consolidation or share exchange), or the sale of any Equity Interest of the Acquired Companies or (b) participate in or authorize such Person’s Representatives to participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Sellers will not vote any of their Equity Interests in the Company, and the Company will not vote any of its Equity Interests in its Subsidiaries, in favor of any such transaction or acquisition.  Sellers and the Company shall notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited) and shall promptly disclose to Buyer the related terms and conditions and identity of the Person making such proposal, offer, inquiry or contact.
Section 7.8 IT Transition. During the Executory Period, the Company shall provide Buyer with reasonable access to the Company’s information technology systems and networks (including e-mail tenant and domain registrars) and shall provide commercially reasonable resources and cooperation for the purpose of preparing for the transition of any documentation, books, records and other information, as applicable, to Buyer’s system.
Section 7.9 Payoff Letters. At least three (3) Business Days prior to the Closing, Sellers shall have received and provided (or caused the Company to receive and provide) to Buyer fully executed copies of the payoff letters with respect to the Closing Indebtedness set forth on Schedule 7.9 of the Disclosure Schedule (the “Payoff Debt”; such letters, the “Payoff Letters”), in each case, in a form and substance reasonably satisfactory to Buyer and (A) specifying the aggregate payoff amount of the Acquired Companies’ obligations (including principal, interest, fees, expenses, premium and all other amounts payable in respect of such Payoff Debt), (B) providing instructions for the payment of the Payoff Debt and (C) providing for (i) the automatic termination of all agreements with respect to the Payoff Debt (including any guarantees of any Acquired Company securing the indebtedness of another Person) and (ii) the automatic termination, release and discharge of any Liens upon the real or personal property of the Acquired Companies securing such Payoff Debt.
Section 7.10 Advisor Fees. Buyer shall pay all fees, costs and expenses owed to Stroz Friedberg Inc. in connection with the Company’s engagement of Stroz Friedberg Inc. in connection with the transactions contemplated by this Agreement.

Section 7.11 Litigation Support. In the event and for so long as any Party is actively contesting or defending against any Action initiated by a Person who is not a Party hereto in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Acquired Companies, the other Parties will, to the extent reasonably requested by the contesting or defending Party (as applicable), reasonably cooperate with such contesting or defending Party and its or his counsel in the contest or defense (which shall not require the payment of expenses or incurrence of any out of pocket costs), make available his or her personnel (and, if applicable, the personnel of the Acquired Companies), and provide such testimony and access to his or its books and records, as applicable, as shall be necessary in connection with the contest or defense, all at the sole cost and expense (including reimbursement for any wages or other out-of-pocket expenses relating to providing such support) of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor, which shall be subject to ARTICLE XI hereof). Notwithstanding the provisions of the preceding sentence, to the extent a claim under any Action is within the deductible amount covered by insurance, the other Party shall provide such reasonable cooperation as such Party would be obliged to provide to an insurance company if such claim exceeded the deductible without any reimbursement obligations by the Party contesting or defending such Action. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither any Party hereto nor any of its or his Affiliates shall have any obligation, pursuant to this Section 7.11, to cooperate or disclose information related to any claim being brought by a Party against another Party, but nothing contained in this Section 7.11 derogates from the Parties’ notice obligations contained in ARTICLE XI or the applicable rules of discovery of the relevant forum.
Section 7.12 Third Party Consents. During the Executory Period, each Seller shall use commercially reasonable efforts to assist Buyer in (a) determining whether any actions, consents, approvals or waivers are required to be obtained from or any notices are required to be provided to any third parties to any Leased Property or Material Contracts, in connection with the consummation of the transactions contemplated hereby and (b) taking such reasonable actions, furnishing reasonable information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers and provide such notices in a timely manner.
Section 7.13 Certain Employee Matters. For a period of no less than six (6) months following the Closing, Buyer will, or will cause the Acquired Companies to, provide those employees who are employed by the Company on the Closing Date (including employees on vacation, leave of absence, or short or long-term disability, but excluding (x) any employes who are covered by a Collective Bargaining Agreement, whose compensation and benefits shall continue to be provided in accordance with such applicable Collective Bargaining Agreement and (y) the Specified Employees (the “Continuing Employees”)) with (a) an annual base salary or base hourly wage rate (as applicable) that are, in each case, no less favorable than those being provided to Continuing Employees by the Acquired Companies immediately prior to the Closing, (b) cash bonus and commission opportunities and severance benefits (excluding the Phantom Equity Plan, retention or change-in-control-related opportunities) that are, in each case, no less favorable than those provided to similarly situated employees of Buyer, and (c) health, welfare and fringe benefits commensurate with those provided to, at Buyer’s election, (Y) to such Continuing Employee by the Acquired Companies immediately prior to the Closing or (Z)

those provided to similarly situated employees of Buyer. Buyer will, or will cause the Acquired Companies to, (i) provide the Specified Employees and Continuing Employees service credit for eligibility for 401(k) plans, vesting and vacation accruals, under any employee benefit plans or arrangements maintained by Buyer or the Acquired Companies that Buyer, in its discretion, makes available to such Specified Employees and Continuing Employees (collectively, the “Buyer Plans”) for such Specified Employees’ and Continuing Employees’ service with the Company to the same extent recognized by the Company; provided, however, that no such service will be required to be recognized to the extent such recognition would result in the duplication of benefits, subject to the terms of the Buyer Plan; (ii) take commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Specified Employees and Continuing Employees under any Buyer Plan that is a welfare benefit plan in which such employees are eligible to participate after the Closing Date; and (iii) take commercially reasonable efforts to provide credit under any such welfare plan for any pre-Closing co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs solely to the extent the records of the analogous Company plans reflect such payments were made under such plan. No provision of this Agreement shall (i) create any third-party beneficiary or other rights in any current or former employee, director, manager, officer, independent contractor or other service provider of the Acquired Companies to enforce the provisions of this Section 7.13, (ii) be construed as an amendment, waiver or creation of any Company Benefit Plan (whether of the Acquired Companies, Sellers, Buyer or any of their respective Affiliates), (iii) limit in any way the right of the Acquired Companies, Sellers, Buyer, or their respective Affiliates to amend or terminate any Company Benefit Plan at any time, or (iv) create any right to employment, continued employment, or any term or condition of employment with the Acquired Companies, Buyer, or their respective Affiliates.
Section 7.14 Publicity. During the Executory Period and following the Closing, no publicity release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made by any Party without the prior written approval thereof by the other Parties except (i) to the extent required for a Party, in its sole discretion, to comply with applicable Laws (including securities Law disclosure requirements), or court process and (ii) any press release or other public statement that is consistent in all material respects with previous press releases, public announcements, public disclosures or public statements, subject to the omission of financial terms, made by a Party in accordance with this Agreement.
Section 7.15 Release. Effective as of the Closing Date, Sellers, on behalf of themselves and their respective Affiliates (other than the Company), legal representatives, successors and assigns, hereby release, acquit and forever discharge, to the fullest extent permitted by applicable Laws, including by contractually shortening any applicable statute of limitations, Buyer and its past, present or future officers, managers, directors, shareholders, partners, members, Affiliates, employees, counsel, agents and other representatives (each a “Seller Releasee”) of, from and against any and all Actions which Sellers or their respective heirs, legal representatives, successors or assigns ever had, now have or may have on or by reason of any matter, cause or thing from the beginning of time and through and including the Closing, except for enforcement of their respective rights under the Transaction Documents (the “Released Claims”). Sellers agree not to, and agree to cause their respective Affiliates and

Subsidiaries not to, assert any Actions against the Seller Releasees with respect to any Released Claims. Buyer and Sellers each understand and acknowledge the significance and consequence of the specific waiver in this Section 7.15. Buyer and Sellers acknowledge that they have received or have had the opportunity to receive independent legal advice from their respective attorneys regarding this waiver, and Buyer and Sellers each hereby assume full responsibility for any damages, loss or liability which it may hereunder incur by reason of such waiver. Buyer and Sellers acknowledge and agree that the agreements contained in this Section 7.15 are an integral part of the transactions contemplated hereby and that without these agreements set forth in this Section 7.15, the other party hereto would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
ARTICLE VIII.
TAX MATTERS
Section 8.1 Straddle Period. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Acquired Companies for a portion of a tax year that includes but does not end on the day immediately before the Closing Date (a “Straddle Period”): (A) the determination of the Taxes based upon or measured by income, receipts or other similar variable measure of the Acquired Companies, or any withholding Taxes, for the portion of the Straddle Period ending immediately before the Closing Date, and the portion of the Straddle Period beginning on the Closing Date, will be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of day immediately preceding the Closing Date and the other which began at the beginning of the Closing Date, and, items of income, gain, deduction, loss or credit of the Acquired Companies for the Straddle Period will be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies (and any controlled foreign corporation or an entity treated as a partnership for U.S. federal income tax purposes) were closed at the end of the day immediately before the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on a periodic or annual basis (such as the deductions for depreciation) will be apportioned between such two (2) taxable years or periods on a daily basis, and (B) in the case of other Taxes, the Taxes of the Acquired Companies for the portion of the Straddle Period ending on the day immediately before the Closing Date shall be deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the day immediately before the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
Section 8.2 Procedures Relating to Indemnification of Tax Claims.
(a)As long as any amounts remain in the Indemnity Escrow Account if a claim shall be made by any Taxing Authority in respect of Seller Taxes or Specified Taxes, as applicable, the party or parties receiving notice of such claim shall promptly notify the Sellers’ Representative in writing of such claim (a “Tax Claim”); provided, however, that failure to give such notice shall not affect the indemnification obligations under ARTICLE XI unless such failure materially prejudices the indemnifying party.
(b)With respect to any Tax Claim for a Pre-Closing Tax Period (but not a Straddle Period), to the extent that (i) it is reasonably likely that the Buyer Indemnified Parties shall be indemnified by Sellers for at least fifty percent (50%) of such Tax Claim taking into account the provisions of this Agreement, including the Indemnity Escrow Amount available at that time, and (ii) such Tax Claim is not reasonably likely to affect the Taxes, credit or attributes of the Buyer or its Affiliates (including the Company) in any Post-Closing Tax Period, Sellers’ Representative shall have the right to control all Actions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may with the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its reasonable discretion, either pay or cause to be paid the Tax claimed. If the Sellers’ Representative assumes the defense of such Action, the applicable notice must state that each of the Sellers will, and thereby covenants to, indemnify, defend and hold harmless the Buyer Indemnified party with respect to Losses arising from or related to claims made pursuant to Section 11.2(a)(vi) that the Buyer Indemnified Party may suffer resulting from, arising out of, or relating to, in the nature of, or cause by such Action, up to the amount of the Indemnity Escrow Fund. Buyer shall be entitled to participate in all Actions with respect to any such Tax Claim (at its expense) and to employ counsel of its choice for such purpose. Sellers and Buyer shall each provide the other (and, in the case of Buyer, shall cause the Acquired Companies, to provide Sellers) with copies of all material documents with respect to the Tax Claims. In no case shall any Party settle or otherwise compromise any such Tax Claim without the prior written consent of each other Party (which consent may not be unreasonably withheld, conditioned or delayed), except the Sellers’ Representative may settle or compromise Tax Claims on behalf of Sellers without further consent by Sellers. For the avoidance of doubt, to the extent the Indemnity Escrow Fund has been depleted or released in full, this Section 8.2 shall no longer apply.
(c)The principles of paragraphs (a) and (b) of this Section 8.2 shall apply to claims in respect of Specified Taxes, except that (i) any reference to “Seller” shall instead refer solely to the “Family Trust Seller”, (ii) any reference to the “Indemnity Escrow Fund” shall instead refer to “$35,000,000 in the aggregate” and (iii) any reference to Section 11.2(a)(vi) shall instead refer to Section 11.2(a)(vii).
Section 8.3 Adjustment to Purchase Price. The Parties agree to treat all payments made under Section 2.2, Section 2.3, this ARTICLE VIII, and ARTICLE XI as adjustments to the purchase price for Tax purposes, unless otherwise required by Law.
Section 8.4 Cooperation on Tax Matters; PTE Election. To the extent Buyer determines in its sole discretion to make the Section 338(h)(10) Election, each of Buyer and Sellers shall reasonably cooperate, and shall cause its respective controlled Affiliates, agents, auditors and other Representatives reasonably to cooperate in making the Section 338(h)(10) Election, if applicable, in preparing and filing all Tax Returns (including all forms and schedules required to be filed in connection with any Section 338(h)(10) Election), including providing powers of attorney, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and Actions with respect to all taxable periods relating to Taxes. Such cooperation shall include the retention (in accordance with the next sentence of this Section 8.4) and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Action and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before and after the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods. Notwithstanding anything to the contrary in this Agreement, including this ARTICLE VIII, in no event shall the Buyer (or its Affiliates) be required to give access to or provide any Tax Return or other information in respect of any Person other than the Acquired Companies in respect of Pre-Closing Tax Periods. Without prior written consent of Buyer, no Seller shall make a PTE Election; provided, however that Buyer may consent in its sole discretion to such PTE Election in respect of a Seller to the extent such Seller, prior to such consent being granted by Buyer, has indemnified the Buyer for all applicable Taxes and other Losses resulting from such PTE Election. For the avoidance of doubt, such indemnification shall not be made out of the Indemnity Escrow Account. Prior to agreeing to such PTE Election, Buyer shall have the right to review the calculation and any work sheets and other papers prepared in connection therewith. Buyer and each applicable Seller (or the Shareholders’ Representative) shall meet to discuss and shall resolve in good faith any dispute between them concerning the calculation of Taxes payable in connection with such PTE Election. If they cannot resolve any such dispute, any items in dispute shall be submitted to the Independent Accountant for resolution so as to determine the amount of such Taxes, taking into account matters already resolved through negotiation of the Parties and the provisions of this Agreement and the principles of Section 2.3 shall apply in respect thereto.
Section 8.5 Transfer Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the transactions contemplated by the Transaction Documents, other than such amounts resulting solely from the Section 338(h)(10) Election (collectively, the “Transfer Taxes”), shall be paid one-half by Sellers and one-half by Buyer, when due. The responsible Party under applicable Tax Law will, at their own expense, file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, fees and charges, and, if required by applicable Law, each Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation reasonably acceptable to such Party. For the avoidance of doubt, the term “Transfer Taxes” does not include transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the Section 338(h)(10) Election.
Section 8.6 Allocation of Purchase Price; Increased Tax Costs. The Parties acknowledge and agree that, to the extent the Section 338(h)(10) Election is made, by reason of the election in Section 8.8, the purchase of the Company by Buyer as provided in Section 2.1 hereof shall be treated for U.S. federal income tax purposes, and all applicable state and local tax purposes, as a purchase of assets of the Company as described in Section 338(h)(10) and the treasury regulations promulgated thereunder. In such case, as soon as practicable after determination of the Purchase Price, Buyer shall provide Sellers with the allocation of the Purchase Price among such assets (the “Allocations”) based on an appraisal (at Buyer’s expense) by a nationally recognized firm expert in such matters selected by Buyer in accordance with the applicable Laws, including Section 1060 of the Code. If there is an adjustment to the Purchase Price (as determined for Tax purposes) finally determined in accordance with this Agreement after the Closing (including pursuant to Section 2.3 or ARTICLE XI), the Allocations will be amended to provide that such post-Closing payments shall be allocated among the assets of the

Acquired Companies consistently with this Section 8.6. Such amendments shall be incorporated into, and shall become part of, the Allocations. If the first sentence of this Section 8.6 applies such that the purchase of the Company by Buyer is treated as a purchase of all assets of the Company for U.S. federal income tax and all applicable state and local tax purposes, Buyer and Sellers shall, and shall (as applicable) cause any Acquired Company to, (A) be bound by, (B) file all Tax Returns on a basis consistent with, and (C) take no position in any Tax Return or Tax audit or otherwise that is inconsistent with, the Allocation, unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code (but without regard to the applicable appeal procedures), and, if as a result of the 338(h)(10) Election a Seller incurs or will incur the Increased Tax Costs, then the Sellers’ Representative shall cause to be prepared and delivered to Buyer a schedule setting forth a calculation of the Sellers’ Increased Tax Costs, if any. Buyer shall have the right to review the calculation and any work sheets and other papers prepared in connection therewith. Buyer and each applicable Seller (or the Shareholders’ Representative) shall meet to discuss and shall resolve in good faith any dispute between them concerning the calculation of the Increased Tax Costs applicable to such applicable Seller. If they cannot resolve any such dispute, any items in dispute shall be submitted to the Independent Accountant for resolution so as to determine the Increased Tax Costs, taking into account matters already resolved through negotiation of the Parties and the provisions of this Agreement. Buyer shall pay or cause to be paid to such Seller an amount equal to the Increased Tax Costs within ten (10) days following final determination of the Increased Tax Costs. In the event of any IRS- or state-proposed adjustment that could result in an increase in the Increased Tax Costs in respect of a Seller, such Seller shall provide Buyer with prompt notice of the proposed adjustment and permit Buyer at its own expense to assume and control the defense of the proposed adjustment and any subsequent administrative appeals and court proceedings with respect to it. In the event of an increase in such Increased Tax Costs in respect of a Seller, then following a final determination thereof, Buyer shall pay or cause to be paid to Sellers the amount thereof within ten (10) days following such determination.
Section 8.7 Certain Tax Covenants. Each Acquired Company shall revoke any power of attorney with respect to Taxes executed prior to the Closing Date and any such power of attorney shall no longer be effective following the Closing. To the extent a Section 338(h)(10) Election is made, the Parties agree that each Acquired Company treated as a partnership for U.S. federal income tax purposes shall make an election under Section 754 of the Code for the period that includes the Closing Date if such election is not then currently in effect.
Section 8.8 338(h)(10) Election. Buyer may elect to make an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, or foreign Law) (a “Section 338(h)(10) Election”) with respect to the Buyer’s purchase of the Shares pursuant to this Agreement. Buyer will be responsible at Buyer’s expense for the preparation of all forms and schedules required to be filed in connection with any Section 338(h)(10) Election, including IRS Form 8023 and IRS Form 8883 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations, copies of which shall be provided to the Shareholders’ Representative.
Section 8.9 Maintenance of S Corporation Status. The Company and each Seller shall not take any action that would result in the Company ceasing to be an “S” corporation as defined in Section 1361(a)(1) of the Code, or any Subsidiary ceasing to be a “qualified subchapter S subsidiary” as defined in Section 1361(b)(3)(B) of the Code, for any tax period through the end of the Closing Date. Buyer and Sellers agree that the payment of any Increased Tax Costs is consistent with Treasury Regulations Section 1.1361-1(l)(2)(v) and neither Buyer nor Sellers shall take any position to the contrary in any Tax Return or Tax audit or otherwise, unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code.
Section 8.10 Private Letter Ruling. As promptly as practicable after the date hereof, Sellers shall (at Buyer’s expense) cause PwC US Tax LLP to prepare and file a request for a private letter ruling from the IRS as to the matters and to the effect described on Schedule 8.10 of the Disclosure Schedule (such private letter ruling, the “Private Letter Ruling”, and such request, the “Private Letter Ruling Request”). Once the Private Letter Ruling Request has been drafted by PwC US Tax LLP, Sellers shall provide a draft of such Private Letter Ruling Request to Buyer for Buyer’s review and comment, and Sellers shall cause PwC US Tax LLP to consider Buyer’s comments in good faith. The Sellers and Buyer shall cooperate to resolve any disagreements in relation to the preparation of the Private Letter Ruling Request. Sellers shall not file the Private Letter Ruling Request without Buyer’s prior consent (such consent not to be unreasonably conditioned, withheld, or delayed). The Sellers shall promptly inform the Buyer with respect to any correspondence, inquiry, claim, assessment, audit or similar event in relation to the Private Letter Ruling Request, and provide Buyer a reasonable opportunity to review and comment on any response at least fifteen (15) days prior to responding (unless Sellers are required to respond sooner than fifteen (15) days in which case Sellers will use commercially reasonable efforts to give Buyer a reasonably opportunity to review and comment. The Sellers shall also give notice to the Buyer of any intention to meet with any representative of the IRS (or other applicable authority) at least fifteen (15) days prior to such meeting (or immediately upon arranging such meeting if such meeting is arranged fewer than fifteen (15) days prior to such meeting), and will provide Buyer or its agents, legal counsel, employees and accountants with an opportunity to participate in such meeting at Buyer’s expense. In addition to reimbursing Sellers for PwC US Tax LLP’s services, Buyer will pay or reimburse all reasonable fees and expenses incurred by Sellers (and the Company prior to the Closing) with respect to the Private Letter Ruling Request.
ARTICLE IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING
Section 9.1 Conditions Precedent to Each Party’s Obligations to Close. The respective obligations of each Party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
(a)no Action shall be pending or threatened in writing before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect; provided, however, that the Parties shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed;
(b)Buyer, the Sellers’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

(c)the Company shall have received, and Seller shall have delivered to Buyer, all authorizations, consents and approvals, if any, set forth on Schedule 5.4 of the Disclosure Schedule.
Section 9.2 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
(a)there shall have occurred no Material Adverse Effect with respect to the Company that is continuing;
(b)the representations and warranties of Sellers (to the extent applicable) and the Company contained in ARTICLE III and ARTICLE V shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, however, that the Fundamental Representations shall be true and correct in all respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(c)Sellers shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by them at or before the Closing;
(d)Buyer shall have received a certificate from Sellers’ Representative certifying the satisfaction of all the conditions set forth in clauses (b) and (c) of this Section 9.2;
(e)each Seller shall have delivered to Buyer a validly completed and duly executed IRS Form W-9;
(f)Buyer shall have received the executed resignation letters (effective as of the Closing Date) of all of the directors (or equivalent thereof) of the Acquired Companies;
(g)Buyer shall have received the Joinder Agreements, each of which shall not have been revoked or rescinded prior to the Closing, and shall have been executed by Susan A. Walden, Henry K. Brown and Daniel A. Brown;
(h)Buyer shall have received the Employment Agreements, each of which shall not have been revoked or rescinded prior to the Closing, and shall have been executed by the Company and each of the Specified Employes;
(i)Buyer shall have received an IRS Form 8023, executed by each Seller;
(j)the Company shall have obtained and delivered to Buyer the Payoff Letters in accordance with Section 7.9;

(k)Buyer shall have received from Sellers evidence of (x) the termination (effective as of the Closing Date) of all transactions with Affiliates identified on Schedule 5.19 of the Disclosure Schedule, if any, and (y) repayment by Sellers, the Company or their respective Affiliates of all indebtedness owed to the Company, if any (including, for the avoidance of doubt, the release of any guarantee by the Company of Indebtedness of Sellers or any of their respective Affiliates), and (z) repayment by the Company of all indebtedness owed to Sellers or their respective Affiliates, if any;
(l)Buyer shall have received evidence of termination of the Profit Sharing Plan;
(m)the Company shall have received from each participant in the Phantom Equity Plan a written acknowledgement that the lump sum payment of the Phantom Equity Plan benefits satisfies the distribution requirements of such plan and that no further amounts are due or payable thereunder;
(n)Buyer shall have received from the Company evidence that the Company has obtained a “tail” or “extended reporting period” insurance policy for each policy, and in the amounts, set forth on Schedule 9.2(n) of the Disclosure Schedule;
(o)Buyer shall have received an executed copy of the Fairness Opinion and ESOP Determination;
(p)Buyer shall have received all the minute books in the Company’s possession of the Acquired Companies, including all stock registers, corporate seals and related materials and all other books and records pertaining to the Acquired Companies; and
(q)all actions, corporate or other, to be taken by Sellers or the Company in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer’s counsel.
Section 9.3 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
(a)the representations and warranties of Buyer shall be true in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of the Closing Date (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true in all material respects as of such earlier date), except where the failure of such representations and warranties to be true would not have a material impact on Buyer’s ability to consummate the transactions contemplated by this Agreement;
(b)Buyer shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing; and
(c)Sellers shall have received a certificate from an authorized officer of Buyer certifying the satisfaction of the conditions set forth in clauses (a) and (b) of this Section 9.3.

ARTICLE X.
TERMINATION
Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing, only as follows:
(a)by mutual written consent of Buyer and Sellers’ Representative at any time prior to the Closing;
(b)by Buyer, upon written notice to Sellers’ Representative at any time prior to the Closing, in the event that Sellers or the Company have breached any representation, warranty, or covenant contained in this Agreement in any material respect that would give rise to the failure of any condition set forth in Section 9.2(b) and Section 9.2(c), Buyer has notified Sellers and the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;
(c)by Sellers, upon written notice from Sellers’ Representative to Buyer at any time prior to the Closing, in the event that Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect that would give rise to the failure of any condition set forth in Section 9.3(a) and Section 9.3(b), Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;
(d)by Buyer, on one hand, or Sellers and the Company, on the other hand, upon written notice to the other Party at any time prior to the Closing, if the Closing shall not have occurred on or before April 15, 2025, except that such date may be extended as necessary to accommodate a period for cure under Section 10.1(b) or Section 10.1(c); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose breach of any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; or
(e)by Buyer, on one hand, or Sellers, on the other hand, upon written notice to the other Party at any time prior to the Closing, if any court of competent jurisdiction in the United States or any other Governmental Authority in the United States shall have issued an order, decree or ruling or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other Action shall have become final and nonappealable.
Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 and the transactions contemplated by this Agreement are not consummated, all rights and obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of either Party to the other; provided, however, the provisions contained in this Section 10.2, the publicity provisions contained in Section 7.14, the expenses provision contained in Section 12.3 (Expenses), the provisions of Section 12.4 (Governing Law; Submission to Jurisdiction; Jury Trials), and the Confidentiality Agreement shall survive any such termination; provided further, that no termination shall relieve any Party from liability for intentional misconduct or gross negligence.

ARTICLE XI.
REMEDIES FOR BREACH
Section 11.1 Survival. All representations, warranties, agreements and covenants contained in this Agreement, or in any Transaction Documents, shall survive the Closing in accordance with this Agreement as follows: the representations and warranties made by Sellers in ARTICLE III and ARTICLE V of this Agreement (other than in respect of the Fundamental Representations) will survive for a period of twelve (12) months following the Closing Date, (ii) the Fundamental Representations and all other agreements and covenants contained in this Agreement or in any Transaction Documents (other than in respect of Losses arising from or related to claims made pursuant to Section 11.2(a)(vii)) will survive for a period of eighteen (18) months following the Closing Date and (iii) all agreements and covenants in respect of Losses arising from or related to claims made pursuant to Section 11.2(a)(vii) shall survive until sixty (60) calendar days since the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) (the “Survival Period”, as applicable).
Section 11.2 Indemnification by Seller Indemnifying Parties.
(a)Subject to the provisions of Section 8.2 hereof, and the provisions of this ARTICLE XI, (x) for any claims made pursuant to Section 11.2(a)(vii), each of the Family Trust Seller, Susan A. Walden, Henry K. Brown, and Daniel A. Brown, hereby agrees to, and shall, jointly and severally, and (y) for any claims made other than pursuant to Section 11.2(a)(vii), each Seller (to the extent applicable) (the “Seller Indemnifying Parties”) hereby agrees to, and shall, severally and not jointly, indemnify and hold Buyer and its directors, officers, employees, stockholders and Affiliates and its and their respective Representatives, successors and assigns, as the case may be (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Losses imposed upon or incurred by the Buyer Indemnified Parties solely from the Indemnity Escrow Fund, as a result of or in connection with any of the following:
(i)any inaccuracy or breach of a representation or warranty made by or on behalf of any Seller or the Company in this Agreement or in any Transaction Document; provided, that for purposes of this provision, (A) with respect to any representation or warranty that is qualified by “Knowledge of the Company,” “material,” “materiality,” “Material Adverse Effect,” and variations of any of the foregoing, a breach of such representation or warranty shall be deemed to occur if there would have been a breach of such representation or warranty absent such qualification and (B) for purposes of determining the amount of damages with respect to any such breach referenced in this clause (i), any qualifications as to “Knowledge of the Company,” “material,” “materiality,” “Material Adverse Effect,” and variations of any of the foregoing shall be disregarded;
(ii)the breach, or default in the performance by any Seller or the Company (pre-Closing) of any covenant, agreement or obligation to be performed by such Person pursuant to this Agreement (including, for the avoidance of doubt, with respect to Section 8.10) or any other Transaction Document;

(iii)any Third Party Claims to the extent such Losses relate to or arise from an event or condition occurring or existing prior to Closing;
(iv)any violations of Environmental Laws, and the costs of compliance with requirements under any Environmental Law (including the release or presence of Hazardous Materials), to the extent such Losses relate to or arise from an event or condition occurring or existing prior to the Closing;
(v)any fraudulent act or intentional misrepresentation on the part of Sellers or the Company (pre-Closing);
(vi)any Seller Taxes;
(vii)any Specified Taxes; and
(viii)(x) any error, omission, misallocation or inaccuracy in the Allocation Schedule and (y) any claims by (i) any Seller relating to or arising from the misallocation of the Purchase Price, Closing Equity Payment, Final Closing Equity Payment, or any adjustment pursuant to Section 2.3 by the Company, Buyer, Sellers or any of their respective Subsidiaries (including the misallocation of distributions for the benefit of such Seller from the release of the Indemnity Escrow Account or Adjustment Escrow Account, if any) (provided, in the case of Buyer, that Buyer’s action is not inconsistent with this Agreement and the Allocation Schedule) or (ii) any Person for payment relating to Shares or other Equity Interests of the Company issued and outstanding immediately prior to the Effective Time, other than payment to such Person in accordance with the terms of this Agreement and the Allocation Schedule.
(b)Monetary Limitations.
(i)Subject to the provisions of this ARTICLE XI, all Losses imposed upon or incurred by the Buyer Indemnified Parties for claims made pursuant to Section 11.2(a)(vii) shall be satisfied and paid in cash in immediately available funds directly by the Family Trust Seller, Susan A. Walden, Henry K. Brown, and Daniel A. Brown, on a joint and several basis, which shall not exceed $35,000,000 in the aggregate. Notwithstanding anything to the contrary, Losses arising from or related to claims made pursuant to Section 11.2(a)(vii) shall not be recoverable from the Indemnity Escrow Fund.
(ii)Subject to the provisions of this ARTICLE XI, all Losses imposed upon or incurred by the Buyer Indemnified Parties for claims made pursuant to Section 11.2(a) (other than pursuant to Section 11.2(a)(vii)) shall be satisfied solely and exclusively from the then remaining Indemnity Escrow Fund. Seller Indemnifying Parties’ maximum liability to indemnify the Buyer Indemnified Parties under this Agreement shall be limited to the Indemnity Escrow Amount (except as provided in Section 11.2(b)(i)).
(iii)Subject to the provisions of this ARTICLE XI, and except with respect to claims for indemnification in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 3.1 (Authority), Section 3.2 (Noncontravention), Section 3.3 (Title to Shares), Section 5.1 (Organization, Capitalization of the Acquired Companies; Authority), clauses (a) and (b) of Section 5.4 (Noncontravention), Section 5.18 (Taxes), Section

5.21(a), Section 5.21(b) and Section 5.21(c) (Environmental Matters), and Section 5.22 (Brokers) (the “Fundamental Representations”), Seller Indemnifying Parties shall not be required to indemnify the Buyer Indemnified Parties in respect of Section 11.2(a)(i) unless the aggregate amount of all such Losses for which the Buyer Indemnified Parties are otherwise entitled to indemnification thereunder exceeds $2,112,500 (the “Deductible” and the Buyer Claims to which the Deductible applies, the “Deductible Buyer Claims”). Subject to the other provisions of this ARTICLE XI, once the aggregate amount of such Losses for which the Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to such Deductible Buyer Claims exceeds the Deductible, then the Buyer Indemnified Parties shall be entitled to recover all such Losses in excess of the Deductible up to the Indemnity Escrow Funds. With respect to the matters described in Section 11.2(a)(i), Seller Indemnifying Parties will not be liable for Losses with respect to an individual matter or series of related matters for which a claim may be made under Section 11.2(a)(i) (other than the Fundamental Representations), unless the aggregate amount of Losses for such matter or series of matters exceeds $50,000 (the “Per Claim Basket”) and such Losses with respect to such claims or series of related claims shall not be applied towards the satisfaction of the Deductible unless such Losses exceed the Per Claim Basket, in which case the full amount of such Losses shall be applied towards the Deductible.
(c)Any claim by a Buyer Indemnified Party seeking indemnification pursuant to Section 11.2(a) (a “Buyer Claim”) shall be made by providing a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Buyer Indemnified Party to the Sellers’ Representative at any time on or prior to the applicable Survival Period.
(d)Subject to the provisions of Section 8.2, promptly after receipt by a Buyer Indemnified Party of notice of the commencement of an Action related to a Third Party Claim with respect to which a Buyer Indemnified Party may be entitled to indemnification under this Section 11.2, such Buyer Indemnified Party shall notify the applicable Seller Indemnifying Parties in writing to the Sellers’ Representative of the commencement of such Action (the “Buyer Claim Notice”); provided, however, that the failure to give such Buyer Claim Notice promptly shall not affect the right of any Buyer Indemnified Party to indemnification hereunder except to the extent of actual prejudice to the applicable Seller Indemnifying Parties. The applicable Seller Indemnifying Parties shall have the option, and shall notify such Buyer Indemnified Party in writing within ten (10) Business Days after the date of the Buyer Claim Notice of the Seller Indemnifying Party’s election, either (i) to participate (at the expense of such Seller Indemnifying Party) in the defense of such Action (in which case the defense of such Action shall be controlled by any such Buyer Indemnified Parties) or (ii) to take charge of and control the defense of such Action (at the expense of such Seller Indemnifying Party) with counsel reasonably acceptable to such Buyer Indemnified Parties; provided, however, that no Seller Indemnifying Party shall be entitled to control any Action for a Third Party Claim covered by insurance, relating to construction, warranty or service disputes or projects of the Acquired Companies (whether completed prior to or after the Closing Date), or that is related to criminal liability, Taxes or Intellectual Property (“Special Claims”). Any such Special Claim shall be handled by Buyer and its counsel at the expense of the Seller Indemnifying Party (to the extent subject to indemnification hereunder), and the Seller Indemnifying Parties shall be entitled to participate (at the expense of such Seller Indemnifying Parties) in the defense of such Special Claims. If the Seller Indemnifying Party fails to notify such Buyer Indemnified Party of its election within the applicable response period, then the Seller Indemnifying Party shall be deemed to have elected not to control the defense of such Action. If the Seller Indemnifying Party elects to assume the defense of such Action, the applicable notice must state that the Seller Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Buyer Indemnified Party up to the amount of the Indemnity Escrow Funds. If the Seller Indemnifying Party elects to assume the defense of such Action, the Buyer Indemnified Parties shall have the right to employ separate counsel and participate in the defense of such Action, but the fees and expenses of such counsel shall be at the expense of each such Buyer Indemnified Party unless (A) the named parties in such Action (including any impleaded parties) include both such Buyer Indemnified Party and the applicable Seller Indemnifying Parties, and such Buyer Indemnified Party shall have been reasonably advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Seller Indemnifying Parties or (B) such Buyer Indemnified Party has been reasonably advised by counsel that representation by the Seller Indemnifying Parties is inappropriate in light of an actual or potential conflict of interest between them (in which case, the Seller Indemnifying Parties shall not have the right to control the defense of such Action on behalf of such Buyer Indemnified Party and in such case the Seller Indemnifying Parties shall pay the reasonable fees and expenses of counsel for such Buyer Indemnified Party, it being understood, however, that the Seller Indemnifying Parties shall not, in connection with such Action, be liable for the fees and expenses of more than one such separate firm of attorneys (in addition to any local counsel) and that all such fees and expenses shall be reimbursed as they are incurred). This Section 11.2(d) shall not apply to Taxes, claims in respect of which shall be governed by Section 8.2.
(e)If the Seller Indemnifying Party controls the defense of an Action that may give rise to a Buyer Claim, the Seller Indemnifying Parties shall have the right (at their expense), to settle in full such claim for which indemnification is sought hereunder; provided, the Seller Indemnifying Parties shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to a claim without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (w) provides for the payment of money as sole relief for the claimant, (x) results in the full and general release of the claimant(s) from all liabilities arising or relating to, or in connection with, such claim in favor of Buyer Indemnified Parties and in a form reasonably acceptable to Buyer, (y) involves no finding or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against a Buyer Indemnified Party, and (z) is not, in the good faith judgment of Buyer, likely to be adverse to a Buyer Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business). In the event that the Sellers’ Representative, on behalf of Seller Indemnifying Parties, pays any sums hereunder in full settlement of any such claim against a Buyer Indemnified Party as provided herein, then such Buyer Indemnified Party shall assign all its rights against third parties, which relate to such settlement, to the applicable Seller Indemnifying Parties. In the event the Seller Indemnifying Parties fail (or is not entitled) to assume the defense of an Action or Third Party Claim as provided herein and actively and/or diligently conduct the defense, then the Buyer Indemnified Parties may, but shall not be obligated to, defend against such Action or Third Party Claim in such manner as they deem appropriate, including settling such Action or Third Party Claim, provided that (I) the Seller Indemnifying Parties shall be entitled to participate in the defense of such Action or Third Party Claim and to employ counsel at their cost and expense, and (II) the

Buyer Indemnified Parties shall not consent to the entry of any judgment or enter into any compromise or settlement any settlement of such Action or Third Party Claim without the prior written consent of the applicable Seller Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and in such case the Seller Indemnifying Parties shall advance to the Buyer Indemnified Parties promptly and periodically for the costs of defending the Action or Third Party Claim (including reasonable attorneys’ fees and expenses) and the Seller Indemnifying Parties shall be responsible for any and all Losses that the Buyer Indemnified Parties may incur in connection with, or as a result of or arising out of such Action or Third Party Claim to the fullest extent provided in this ARTICLE XI (and subject to the limitations contained in this Agreement). This Section 11.2(e) shall not apply to Taxes, claims in respect of which shall be governed by Section 8.2.
(f)Payments.
(i)All payments to a Buyer Indemnified Party as a result of any Losses imposed upon or incurred by the Buyer Indemnified Parties for claims made pursuant to Section 11.2(a)(vii) shall be made by wire transfer of immediately available funds from the Family Trust Seller, Susan A. Walden, Henry K. Brown, and Daniel A. Brown, on a joint and several basis, to accounts designated by such Buyer Indemnified Party within five (5) Business Days after (a) any Seller Indemnifying Party’s liability for Losses is deemed final by mutual written agreement of Buyer and the Sellers’ Representative (consistent with Section 8.10) or by order of a court of competent jurisdiction that is not subject to appeal after the time for such appeal shall have run, or (b) such Losses are determined pursuant to the PLR Process.
(ii)All payments to a Buyer Indemnified Party as a result of any Losses imposed upon or incurred by the Buyer Indemnified Parties for claims made pursuant to Section 11.2(a) (other than pursuant to Section 11.2(a)(vii)) shall be made by wire transfer of immediately available funds solely from the Indemnity Escrow Funds to accounts designated by such Buyer Indemnified Party within five (5) Business Days after any Seller Indemnified Party’s liability for Losses is deemed final by mutual written agreement of Buyer and the Sellers’ Representative or by order of a court of competent jurisdiction that is not subject to appeal after the time for such appeal shall have run.
Section 11.3 Indemnification by Buyer.
(a)Subject to the provisions of this ARTICLE XI, Buyer (the “Buyer Indemnifying Party”) hereby agrees to indemnify and hold each Seller and its respective, trustees, beneficiaries, Representatives, heirs, personal representatives, successors and assigns, as the case may be (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses or imposed upon or incurred by a Seller Indemnified Party as a result of or in connection with any of the following:
(i)any inaccuracy or breach of a representation or warranty made by Buyer in this Agreement or in any other Transaction Document; provided, that for purposes of this provision (A) with respect to any representation or warranty that is qualified by “knowledge,” “material,” “materiality,” “Material Adverse Effect,” and variations of any of the foregoing, a breach of such representation or warranty shall be deemed to occur if there would have been a breach of such representation or warranty absent such qualification and (B) for purposes of determining the amount of damages with respect to any such breach referenced in this clause (i), any qualifications as to “knowledge,” “material,” “materiality,” and variations of any of the foregoing shall be disregarded; and
(ii)the breach, or default in the performance, by Buyer of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any other Transaction Document.
(b)Any claim by a Seller Indemnified Party seeking indemnification pursuant to Section 11.3(a) (a “Seller Claim”) shall be made by providing a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Seller Indemnified Party at any time on or prior to the date that is eighteen (18) months following the Closing Date.
(c)Promptly after receipt by a Seller Indemnified Party of notice of the commencement of an Action relating to a Third Party Claim with respect to which such Seller Indemnified Party may entitled to indemnification under this Section 11.3, such Seller Indemnified Party shall notify Buyer in writing of the commencement of such Action (the “Seller Claim Notice”); provided, however, that the failure to give such Seller Claim Notice promptly shall not affect the right of any Seller Indemnified Party to indemnification hereunder except to the extent of actual prejudice to Buyer. Buyer shall have the option, and shall notify the Seller Indemnified Party(ies) in writing within ten (10) Business Days after the date of the Seller Claim Notice of its election, either (i) to participate (at the expense of Buyer) in the defense of the Action (in which case the defense of such Action shall be controlled by such Seller Indemnified Party) or (ii) to take charge of and control defense of such Action with counsel reasonably acceptable to such Seller Indemnified Party. If Buyer fails to notify the Seller Indemnified Party of its election within the applicable response period, then Buyer shall be deemed to have elected not to control the defense of such Action. If the Buyer Indemnifying Party elects to assume the defense of such Action, the applicable notice must state that the Buyer Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Seller Indemnified Party from and against the entirety of any and all Losses the Seller Indemnified Party may suffer resulting from, arising out of, or relating to, in the nature of, or cause by such Action, up to the Escrow Indemnity Amount. If Buyer elects to assume the defense of such Action, the Seller Indemnified Party(ies) shall have the right to employ separate counsel and participate in the defense of any such Action, but the fees and expenses of such counsel shall be at the expense of the Seller Indemnified Party(ies) unless (A) the named parties in such Action (including any impleaded parties) include both such Seller Indemnified Party(ies) and Buyer, and the Seller Indemnified Party(ies) shall have been reasonably advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to Buyer or (B) the Seller Indemnified Party(ies) have been reasonably advised by counsel that representation by Buyer is inappropriate in light of an actual or potential conflict of interest between them (in which case, Buyer shall not have the right to assume the defense of such Action on behalf of the Seller Indemnified Party(ies) and in such case Buyer shall pay the reasonable fees and expenses of counsel of the Seller Indemnified Party(ies)); provided, however, that if more than one Seller Indemnified Party is party to such Seller Claim, Buyer shall not, in connection with any such Action or Seller Claim, be liable for the fees and expenses of more than one such separate firm of attorneys (in addition to any local counsel) and that such fees and expenses shall be reimbursed as they are incurred.

(d)If Buyer controls the defense of an Action giving rise to a Seller Claim (i) then Buyer shall have the right at its own expense to settle in full such claim for which indemnification is sought hereunder; provided the Buyer shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to a claim without the Sellers’ Representative’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (x) provides for the payment of money as sole relief for the claimant, (y) results in the full and general release of the claimant(s) from all liabilities arising or relating to, or in connection with, such claim in favor of Seller Indemnified Parties and in a form reasonably acceptable to Sellers’ Representative, and (z) involves no finding or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against a Seller Indemnified Party, (ii) Buyer shall not be obligated to the Seller Indemnified Parties hereunder for any settlement by the Seller Indemnified Parties while Buyer is negotiating a settlement thereof, or contesting the matter thereof, if such settlement is entered into without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer pays any sums hereunder in full settlement of any such claim against Seller Indemnified Parties as provided herein, the Seller Indemnified Parties shall assign all their rights and/or claims against third parties, which relate to such settlement, to Buyer. In the event Buyer fails to assume the defense of an Action as herein provided and actively and/or diligently conduct the defense, then the Seller Indemnified Parties party to such Action may, but shall not be obligated to, defend against such Action in such manner as such Seller Indemnified Parties deem appropriate, including settling such Action; provided that Buyer will not be bound by any such settlement entered into or effected without its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, further, that in such case Buyer shall advance to such Seller Indemnified Parties promptly and periodically for the cost of defending the Action (including reasonable attorneys’ fees and expenses) and (iii) shall be responsible for any and all Losses that such Seller Indemnified Parties may incur in connection with or as a result of arising out of such Action to the fullest extent provided in this ARTICLE XI (and subject to the limitations contained in this Agreement).
(e)Any indemnification payment by Buyer to a Seller Indemnified Party pursuant to this Section 11.3 shall be paid by wire transfer of immediately available funds to the applicable Seller Indemnified Party at the account designated by such Seller Indemnified Party within five (5) Business Days after Buyer’s liability for such Losses is deemed final by mutual written agreement of Buyer and such Seller Indemnified Party or by order of a court of competent jurisdiction that is not subject to appeal or after the time for such appeal shall have run.
(f)In no event shall the liability of Buyer in respect of claims for indemnification pursuant to this ARTICLE XI exceed an amount equal to the Indemnity Escrow Amount.
Section 11.4 No Circular Recovery; Exclusive Remedies.
(a)Sellers hereby agree that Sellers will not make any claim for indemnification against Buyer or any of its Affiliates (including the Acquired Companies following the Closing) by reason of the fact that any Seller was a controlling person, director, employee or representative of the Acquired Companies or was serving as such for another Person at the request of the Acquired Companies (whether such claim is for Losses of a kind or otherwise and whether such claim is an Action pursuant to any Law, Organizational Document of the Acquired Companies, Contract (except enforcement of any Transaction Document) or otherwise) with respect to any claim brought by a Buyer Indemnified Party against Sellers under this Agreement. With respect to any claim brought by a Buyer Indemnified Party against Sellers under this Agreement Sellers expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Acquired Companies with respect to any amounts owed by the Seller Indemnifying Parties pursuant to this ARTICLE XI or otherwise.
(b)The rights of each Buyer Indemnified Party and Seller Indemnified Party under this ARTICLE XI will be the exclusive and sole remedies for any Losses incurred by them with respect to the matters that are the subject of indemnification under this ARTICLE XI, except for Buyer’s right to non-monetary relief under Section 7.5, each Party’s right to specific performance pursuant to Section 12.9. Except as provided in Section 11.6, no Buyer Indemnified Party will have any other entitlement, recourse, or remedy against any Seller Indemnified Party, whether in contract, or otherwise.
(c)Other than in respect of Taxes, each Buyer Indemnified Party and Seller Indemnified Party will use commercially reasonable efforts to mitigate any Losses, only to the extent required by Delaware common law, upon becoming aware of any circumstance, event or fact that would reasonably be expected to, or does, give rise to such Loss.
Section 11.5 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the purchase price for Tax purposes, unless otherwise required by Law.
Section 11.6 Fraud. For the avoidance of doubt, nothing in this ARTICLE XI shall be construed as precluding a Party from making a claim against any Buyer Indemnified Parties or Seller Indemnified Parties for any fraudulent act or intentional misrepresentation (but each only to the extent grounded in contract, and not in tort or otherwise), but in no event will the sum of all Losses payable by the Seller Indemnifying Persons in the aggregate exceed an amount equal to the Purchase Price.
ARTICLE XII.
MISCELLANEOUS
Section 12.1 Sellers’ Representative. By executing this Agreement, the approval of the principal terms of this Agreement, and the consummation of the transactions contemplated by this Agreement or participating in the transactions contemplated by this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the transactions contemplated by this Agreement, each Seller shall be deemed to have approved the designation of, and hereby designates the Sellers’ Representative as sole and exclusive agent, attorney-in-fact and representative and authorizes and directs the Sellers’ Representative to (a) take any and all actions (including sending and receiving notices, executing and delivering any documents, incurring any costs and expenses on behalf of Sellers and making any and all determinations) which may be required or permitted pursuant to this Agreement to be taken by Sellers, (b) exercise such other rights, power and authority as are authorized, delegated or granted to the Sellers’ Representative pursuant to this Agreement or any other agreement between or among the Sellers’ Representative and Sellers, and (c) exercise such rights, power and authority as are incidental to the foregoing. Following the Closing, Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as being fully binding upon such Person. Following the Closing, notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Seller. Sellers shall not have the right to object, dissent, protest or otherwise contest decisions and actions by the Sellers’ Representative absent fraud or intentional misconduct.
Section 12.2 Entire Agreement. This Agreement, the other Transaction Documents and the schedules (including the Disclosure Schedule) and exhibits hereto and thereto and the documents referred to herein and therein and to be delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, with respect to the subject matter hereof and thereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof or thereof, except as specifically set forth herein or therein.
Section 12.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the Parties hereto shall pay the fees and expenses of their respective counsel, brokers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. Each Seller agrees that the Acquired Companies will pay in full at or prior to the Closing any Company Transaction Expenses, and all Company Transaction Expenses are obligations of Sellers. Neither Buyer nor its Affiliates (which shall include, after the Closing, the Acquired Companies), will be liable on or after the Closing for any Company Transaction Expense.
Section 12.4 Governing Law; Submission to Jurisdiction.
(a)This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware.
(b)Each of the Parties submits to the jurisdiction of any state or federal court sitting in Delaware in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Family Trust Seller hereby appoints Sellers’ Representative as its agent to receive on his behalf service of copies of the summons and complaint and any other process that might be served in an Action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.6. Nothing in this Section

12.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final and nonappealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.
(c)TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 12.5 Assignment. This Agreement and each Party’s rights hereunder may not be assigned without (i) in the case of Buyer, the prior written consent of Sellers, and (ii) in the case of Sellers, the prior written consent of Buyer, except that Buyer may (x) assign any or all of its rights and obligations hereunder to one or more Affiliates and (y) may designate one or more of its Affiliates to perform its obligations hereunder; provided, however, that in any or all of such cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, including all and any assigned and/or designated obligations. This Agreement shall be binding upon the Parties hereto and their respective heirs, personal representatives, successors and assigns.
Section 12.6 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally or by messenger (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) four (4) Business Days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested, in all cases addressed to the Person for whom it is intended at the address set forth below or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 12.6.
If to the Company, prior to the Closing, to:
Miller Electric Company
6805 Southpoint Parkway
Jacksonville, FL 32216
Attention: Henry K. Brown

If to Buyer or, following the Closing, to the Company, to:

EMCOR Group, Inc.
301 Merritt Seven, 6th Floor
Norwalk, Connecticut 06851
Attention: General Counsel

with a copy to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: Matthew J. Byron
Email: [***]

    If to the Sellers’ Representative, or after the Closing, to the Sellers:

Henry K. Brown
[***]
    If to the Seller ESOP Trustee (on behalf of the Seller ESOP):

SCJ Fiduciary Services
4102 Ballard Woods Drive
Smithfield, KY 40068
Attention: Stephen C. James, CPA
with a copy to:

Benesch Law
127 Public Square, Suite 4900
Cleveland, OH 44114
Attention: Shaylor Steele
Email: [***]

    Any Party may change its mailing address or e-mail address by prior written notice to the other party.
Section 12.7 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
Section 12.8 Counterparts; Headings. This Agreement may be executed in several counterparts (including by means of signature pages in “pdf” or similar format delivered electronically), each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The article and section headings in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 12.9 Specific Performance. Each Party acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.4), in addition to any other remedy to which they may be entitled hereunder.
Section 12.10 Interpretation. All references to contracts, agreements, leases, Company Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Section 12.11 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 12.12 No Third Parties; No Reliance. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement, and the Company, Sellers and Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Company, Sellers and Buyer contained in this Agreement, other than the rights of Buyer Indemnified Parties and Seller Indemnified Parties set forth in ARTICLE XI (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
Section 12.13 Incorporation of Schedules. The schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 12.14 Action Taken as ESOP Trustee. The Seller ESOP Trustee has executed and delivered this Agreement and related documents not in his individual or any corporate capacity, but solely in his capacity as Trustee of the Seller ESOP Trust. The performance of this Agreement and the related documents by the Seller ESOP Trustee and any and all duties, obligations and liabilities of the Seller ESOP Trustee hereunder will be effected by him only as Seller ESOP Trustee and not in his individual or any corporate capacity.
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    IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS:

MILLER ELECTRIC COMPANY EMPLOYEE STOCK OWNERSHIP TRUST

By:__/s/ Stephen C. James_______________
Name: Stephen C. James
Title: Trustee of Seller ESOP Trust, not in his individual or corporate capacity but solely in his capacity as the Seller ESOP Trustee

SUSAN A. WALDEN FAMILY VOTING TRUST

By:_/s/ Henry K. Brown_________________
Name: Henry K. Brown
Title: Co-Trustee of Susan A. Walden Family Voting Trust, not in his individual or corporate capacity but solely in his capacity as Co-Trustee

By:_/s/ Daniel A. Brown_________________
Name: Daniel A. Brown
Title: Co-Trustee of Susan A. Walden Family Voting Trust, not in his individual or corporate capacity but solely in his capacity as Co-Trustee

HENRY K. BROWN TRUST I C/U AGREEMENT DATED 9/24/2012

By:_/s/ Henry K. Brown_________________
Name: Henry K. Brown
Title: Trustee of Henry K. Brown Trust I c/u agreement dated 9/24/2012, not in his individual or corporate capacity but solely in his capacity as Trustee

DANIEL A. BROWN TRUST I C/U AGREEMENT DATED 9/24/2012

By:_/s/ Daniel A. Brown________________
Name: Daniel A. Brown
Title: Trustee of Daniel A. Brown Trust I c/u agreement dated 9/24/2012, not in his individual or corporate capacity but solely in his capacity as Trustee

COMPANY:
MILLER ELECTRIC COMPANY

By:_/s/ Henry K. Brown_________________ Name: Henry K. Brown Title: CEO

SELLERS’ REPRESENTATIVE:

_/s/ Henry K. Brown_________________ Henry K. Brown, solely in his capacity as the representative, agent and attorney-in-fact of Sellers

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:
EMCOR GROUP, INC.

By:_/s/ Anthony J. Guzzi________________ Name: Anthony J. Guzzi Title: Chairman, President and CEO

EXHIBIT A

Preparation Procedures

EXHIBIT B

Joinder Agreement